SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[X] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                                   ----------

                              Eastman Kodak Company
                (Name of Registrant as Specified in its Charter)

                                   ----------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
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    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

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NOTICE OF 2003 ANNUAL MEETING AND PROXY STATEMENT

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, May 7, 2003, at 10:00 a.m. at the Kodak Theatre, 6801 Hollywood Blvd., Hollywood, California. You will be asked to vote on five proposals. We will also review Kodak's performance and answer your questions.

You may vote by internet, telephone, written proxy, or written ballot at the Meeting. We encourage you to use the internet; it is the most cost-effective way to vote.

We look forward to seeing you on May 7 and would like to take this opportunity to remind you that your vote is very important.

Sincerely,


/s/ Daniel A. Carp

Daniel A. Carp
Chairman of the Board

      Notice of the 2003 Annual Meeting of Shareholders

      The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 7, 2003, at 10:00 a.m. at the Kodak Theatre, 6801 Hollywood Blvd., Hollywood, California. There are five proposals to be voted on at the Meeting:

      1.    Election of four Class I directors for a term of three years:

               Martha Layne Collins, Timothy M. Donahue, Delano E. Lewis and Paul H. O'Neill,

            and one Class II director for a term of one year:

               William H. Hernandez.

      2. Ratification of election of PricewaterhouseCoopers LLP as independent accountants.

      3.    Shareholder proposal requesting indexed options.

      4.    Shareholder proposal requesting expensing of stock options.

      5.    Shareholder proposal requesting adoption of a chemicals policy.

      The Board of Directors recommends a vote FOR items 1 and 2 and a vote AGAINST items 3 through 5.

      If you were a shareholder of record at the close of business on March 10, 2003, you are entitled to vote at the Annual Meeting.

      If you have any questions about the Meeting, please contact: Coordinator, Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, New York 14650-0211, (585) 724-5492.

      The Kodak Theatre is accessible by the handicapped. If you require special assistance, call the Coordinator, Shareholder Services.

      By Order of the Board of Directors,


      /s/ James M. Quinn

      James M. Quinn
      Secretary and Assistant General Counsel
      Eastman Kodak Company

      March 28, 2003


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Questions & Answers

Q.    What am I voting on?

A.    You are voting on five proposals:

      1.    Election of four Class I directors for a term of three years:

               Martha Layne Collins
               Timothy M. Donahue
               Delano E. Lewis
               Paul H. O'Neill

            and one Class II director for a term of one year:

               William H. Hernandez

      2. Ratification of election of PricewaterhouseCoopers LLP as independent accountants.

      3.    Shareholder proposal requesting indexed options.

      4.    Shareholder proposal requesting expensing of stock options.

      5.    Shareholder proposal requesting adoption of a chemicals policy.

Q.    What are the voting recommendations of the Board?

A.    The Board recommends the following votes:

            o     FOR each of the directors.

            o FOR ratification of election of PricewaterhouseCoopers LLP as independent accountants.

            o     AGAINST the shareholder proposal requesting indexed options.

            o AGAINST the shareholder proposal requesting expensing of stock options.

            o AGAINST the shareholder proposal requesting adoption of a chemicals policy.

Q.    Will any other matter be voted on?

A. We are not aware of any other matters you will be asked to vote on at the Meeting. If any other matter is properly brought before the Meeting, Daniel A. Carp and James M. Quinn, acting as your proxies, will vote for you in their discretion. New Jersey law (under which the Company is incorporated) requires you be given notice of all matters to be voted on, other than procedural matters such as adjournment of the Meeting.

Q.    How do I vote?

A.    There are four ways to vote:

            o By internet at www.eproxyvote.com/ek. We encourage you to vote this way.

            o     By toll-free telephone at (877) 779-8683.

            o     By completing and mailing your proxy card.

            o     By written ballot at the Meeting.

      If you vote by internet or telephone, your vote must be received before midnight of the day before the Meeting. Your shares will be voted as you indicate. If you do not indicate your voting preferences, Daniel A. Carp and James M. Quinn will vote your shares FOR items 1 and 2 and AGAINST items 3 through 5.

Q.    Who can vote?

A. You can vote at the Meeting if you were a shareholder of record as of the close of business on March 10, 2003 (the Record Date). Each share of common stock is entitled to one vote.

Q.    Can I change my vote?

A.    Yes. You can change your vote or revoke your proxy before the Meeting by:

            o     entering a timely new vote by internet or telephone;

            o     returning a later-dated proxy card; or

            o     notifying James M. Quinn, Secretary and Assistant General
                  Counsel.

      You may also complete a written ballot at the Meeting.


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Q.    What vote is required to approve each proposal?

A. The four Class I director nominees and the one Class II director nominee receiving the greatest number of votes will be elected as the four Class I directors and the one Class II director, respectively. The ratification of election of the independent accountants and the shareholder proposals require the affirmative vote of a majority of the votes cast at the Meeting.

Q.    Is my vote confidential?

A. Yes. Only the inspectors of election and certain individuals who help with processing and counting the vote have access to your vote. Directors and employees of the Company may see your vote only if the Company needs to defend itself against a claim or if there is a proxy solicitation by someone other than the Company. Therefore, please do not write any comments on your proxy card.

Q.    Who will count the vote?

A. EquiServe Trust Company, N.A. will count the vote. Its representatives will be the inspectors of election.

Q.    What shares are covered by my proxy card?

A. The shares covered by your card represent all the shares of Kodak stock you own, including those in the Eastman Kodak Shares Program and the Employee Stock Purchase Plan, and those credited to your account in the Eastman Kodak Employees' Savings and Investment Plan and the Kodak Employees' Stock Ownership Plan. The trustees and custodians of these plans will vote your shares in each plan as you direct.

Q.    What does it mean if I get more than one proxy card?

A. It means your shares are in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. You may do this by contacting our transfer agent, EquiServe Trust Company, N.A., at (800) 253-6057.

Q.    Who can attend the Annual Meeting?

A. All shareholders of record as of the close of business on March 10, 2003, can attend. Seating, however, is limited. Attendance at the Meeting will be on a first-come, first-served basis, upon arrival at the Meeting. Photographs will be taken at the Annual Meeting. We may use these photographs in publications. If you attend the Meeting, we assume we have your permission to use your picture.

Q.    What do I need to do to attend the Annual Meeting?

A.    To attend the Meeting, please follow these instructions:

            o If you vote by using the enclosed proxy card, check the appropriate box on the card.

            o If you vote by internet or telephone, follow the instructions provided for attendance.

            o If a broker or other nominee holds your shares, bring proof of your ownership with you to the Meeting.

            o To enter the Meeting, bring the Admission Ticket attached to your proxy card or printed from the internet.

            o If you do not have an Admission Ticket, go to the Special Registration desk upon arrival at the Meeting. Seating at the Meeting will be on a first-come, first-served basis, upon arrival at the Meeting.

Q.    Can I bring a guest?

A. Yes. If you plan to bring a guest to the Meeting, check the appropriate box on the enclosed proxy card or follow the instructions on the internet or telephone. When you go through the registration area at the Meeting, be sure your guest is with you.


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Q.    What is the quorum requirement of the Meeting?

A. A majority of the outstanding shares on March 10, 2003, constitutes a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum, but neither will be counted as votes cast. On March 3, 2003, there were 286,737,923 shares outstanding.

Q.    How do I recommend someone to be a director?

A. You may recommend any person to be a director by writing to James M. Quinn, Secretary and Assistant General Counsel, Eastman Kodak Company, 343 State Street, Rochester, New York 14650-0218. You must include a description of your nominee's principal occupations or employment over the last five years and a statement from your nominee indicating that he or she will serve if elected. The Corporate Responsibility and Governance Committee will consider persons recommended by shareholders.

Q.    How much did this proxy solicitation cost?

A. The Company hired Georgeson Shareholder Communications Inc. to assist in the distribution of proxy materials and solicitation of votes. The estimated fee is $18,500 plus reasonable out-of-pocket expenses. In addition, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

Q.    When are the shareholder proposals due for the 2004 Annual Meeting?

A. Shareholder proposals must be in writing, received by November 21, 2003, and addressed to:

            James M. Quinn, Secretary and Assistant General Counsel Eastman Kodak Company 343
            State Street
            Rochester, New York 14650-0218

Q.    What other information about Kodak is available?

A.    The following information is available:

            o     Annual Report on Form 10-K.

            o     Transcript of the Annual Meeting.

            o Plan descriptions, annual reports, and trust agreements and contracts for the pension plans of the Company and its subsidiaries.

            o     Diversity Report; Form EEO-1.

            o Health, Safety and Environment Annual Report on Kodak's website at www.kodak.com/go/HSE.

            o Corporate Responsibility Principles on Kodak's website at www.kodak.com/US/en/corp/principles.

            o Governance Guidelines on Kodak's website at www.kodak.com/US/en/corp/principles/governance.shtml.

            o Business Conduct Guide on Kodak's website at www.kodak.com/US/en/corp/principles/businessConduct.shtml.

      You may request copies by contacting:

            Coordinator, Shareholder Services
            Eastman Kodak Company
            343 State Street Rochester, New York 14650-0211
            (585) 724-5492


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Householding of Disclosure Documents

The Securities and Exchange Commission has adopted a rule concerning the delivery of disclosure documents. The rule allows us to send a single set of any proxy, information statement, annual report and prospectus to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This rule benefits both you and Kodak. It reduces the volume of duplicate information received at your household and helps Kodak reduce expenses. The rule applies to Kodak's annual reports, proxy statements, information statements and prospectuses. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, please contact our transfer agent, EquiServe Trust Company, N.A., by calling their toll free number, (800) 253-6057.

If you would like to receive your own set of Kodak's disclosure documents in future years, follow the instructions described below. Similarly, if you share an address with another Kodak shareholder and together both of you would like to receive only a single set of Kodak's disclosure documents, follow these instructions:

            o If your Kodak shares are registered in your own name, please contact our transfer agent, EquiServe Trust Company, N.A., and inform them of your request by phone: (800) 253-6057, or by mail: P.O. Box 43016, Providence, RI 02940-3016.

            o If a broker or other nominee holds your Kodak shares, please contact ADP and inform them of your request by phone: (800) 542-1061, or by mail: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to include your name, the name of your brokerage firm and your account number.

Audio Webcast of Annual Meeting Available on the Internet

Kodak's Annual Meeting will be webcast live. If you have internet access, you can access the webcast by going to Kodak's Investor Center web page at the following address:

        www.kodak.com/US/en/corp/investorCenter/investorsCenterHome.shtml

This webcast is listen only. You will not be able to ask questions.

The Annual Meeting audio webcast will be available on Kodak's website for a short period of time after the Meeting.


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Proposals to be Voted On

MANAGEMENT PROPOSALS

ITEM 1 -- Election of Directors

Kodak's By-Laws require us to have at least nine directors but no more than 18. The number of directors is set by the Board and is currently 12. Mr. Carp is the only director who is an employee of the Company. The Board is divided into three classes of directors with overlapping three-year terms. There are four Class I directors whose terms expire at the 2003 Annual Meeting. Nominees for election as Class I directors are:

      Martha Layne Collins
      Timothy M. Donahue
      Delano E. Lewis
      Paul H. O'Neill

These nominees agree to serve a three-year term. Mr. O'Neill was a director of the Company from December 1997 to December 2000 and rejoined our Board of Directors effective February 19, 2003. Gov. Collins and Messrs. Donahue and Lewis were previously elected by shareholders. Information about them is provided beginning on page 89.

The nominee for election as a Class II director is:

      William H. Hernandez

The nominee agrees to serve a one-year term. Mr. Hernandez joined our Board of Directors effective February 24, 2003, and is standing for election by you for the first time. Information about him is provided beginning on page 90.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, the shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or elect a new director to fill the vacancy. This new director will serve until the next Annual Meeting.

The Board of Directors recommends a vote FOR the election of directors.

ITEM 2 -- Ratification of Election of Independent Accountants

PricewaterhouseCoopers LLP has been the Company's independent accountants for many years. The Board, on the recommendation of its Audit Committee, elected PricewaterhouseCoopers LLP the Company's independent accountants to serve until the 2004 Annual Meeting.

Representatives of PricewaterhouseCoopers LLP will attend the Meeting to respond to questions and, if they desire, to make a statement.

The Board of Directors recommends a vote FOR the ratification of election of PricewaterhouseCoopers LLP as independent accountants.

SHAREHOLDER PROPOSALS

ITEM 3 -- Shareholder Proposal -- Indexed Options

Plumbers & Pipefitters National Pension Fund, 103 Oronoco St., Alexandria, VA, 22314-2105, owner of 15,400 shares, submitted the following proposal:

"Resolved, that the shareholders of Eastman Kodak (the "Company") request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company's stock price performance exceeds the peer group performance level.

Statement of Support: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. We believe it has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance. This resolution advocates performance-based stock options. It defines performance-based stock options as indexed options whose exercise price moves with an appropriate peer group index composed of a company's primary competitors. It should be noted that there are other forms of indexed options that use other types of market indices. The resolution requests that the Company's Board ensure that future Company stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company's proxy statement to compare 5 year stock price performance.

Implementing an indexed stock option plan would mean that our Company's participating executives would receive payouts only if the Company's stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company's stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform."


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The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Company's current stock option plan (the 2000 Omnibus Long-Term Compensation
Plan) was approved by the shareholders at the 1999 Annual Meeting. Like all of the Company's executive compensation programs, this plan is overseen by the Executive Compensation and Development Committee of the Board of Directors (the "Committee"). Under this plan's management stock option program, options are awarded to participating employees based in large part on their performance potential. Management recommends grant levels for each of the Company's executive officers, subject to review and approval by the Committee. Options are priced at 100% of the fair market value of the Company's stock on the day of grant.

The Company believes this program aligns its executives with the other owners of the Company and provides its executives with the necessary incentives, while still linking their awards to their performance. The proposed plan, tying an option's exercise price to an industry peer group stock performance index, is both unnecessary and unworkable.

An indexed options plan is unnecessary because the Company's current plan works well. The current plan does not require that executives receive option awards at specific levels. Under the plan management uses external survey data to set suggested award ranges for different levels of executives, but reserves substantial discretion as to the size of awards within, above or beneath these ranges, based on performance potential. Individual performance with a substantial positive impact on corporate results can be rewarded, and distinguished from less superior performance.

The proposal is unworkable for a number of reasons. First, it does not take into account the complex business environment in which the Company operates. The Company currently consists of approximately fifty strategic product groups within three major segments. The products sold by these groups are quite diverse, ranging from scanners, to consumer film, to medical x-ray film, to digital cameras and beyond. As a result, the Company competes in many different marketplaces influenced by many different forces, and against many disparate companies. Indexing exercise prices to any industry peer group, even the group suggested by the proponent, would not allow the Company to distinguish among different levels of performance by executives working under varying market conditions in these very different strategic product groups.

In addition, an indexed options plan would raise complex financial and accounting issues. Under such a plan strike prices would vary widely over time in accordance with the relative performances of the Company and its peer group, requiring elaborate and burdensome calculations each quarterly financial reporting period.

Use of indexed options results in variable accounting treatment under GAAP, requiring a quarterly charge to earnings. In contrast, GAAP does not require expense treatment for fixed term stock options, e.g., options with no performance conditions attached. Thus, regardless of the merits of indexed options from a compensation standpoint, current accounting rules effectively make it financially illogical to award them. The charges resulting from the use of indexed options could depress and add artificial volatility to the Company's earnings, clearly an outcome contrary to the best interests of shareholders.

In large part due to the concerns previously identified, extremely few companies presently grant indexed stock options. Forcing the Company to grant indexed options could place it at a substantial disadvantage in recruiting and retaining executives in competition with other companies not burdened with similar requirements.

The Board of Directors recommends a vote AGAINST this proposal.

ITEM 4 -- Shareholder Proposal -- Option Expensing

Massachusetts Laborers' Pension Fund, 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, MA 01803-0900, owner of 12,800 shares, submitted the following proposal: "Resolved, that the shareholders of Eastman Kodak Corporation ("Company") hereby request that the Company's Board of Directors establish a policy of expensing in the Company's annual income statement the costs of all future stock options issued by the Company.

Statement of Support: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company's operational earnings.

Stock options are an important component of our Company's executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company's compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor's indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. "The failure to expense stock option grants has introduced a significant distortion in reported earnings," stated Federal Reserve Board Chairman Alan Greenspan. "Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company's worth." Globe and Mail, "Expensing Options Is a Bandwagon Worth Joining," Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

      There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it's justified.

      For many years, I've had little confidence in the earnings numbers reported by most corporations. I'm not talking about Enron and WorldCom -- examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings...


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      Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.'s have told their shareholders that options are cost-free...

      When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don't belong in the earnings statement, where in the world do they belong?

Many companies have responded to investors' concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our company has yet to act. We urge your support."

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Shareholder proposal requests the Company to report the cost of its stock options annually as an expense in its income statement. The proponent believes that this would more accurately reflect the Company's operational earnings. The Company understands and shares the proponent's desire that the Company's operational earnings be reported in an accurate and sound manner. Moreover, the Company does not object to the idea of uniformly requiring all public companies to properly reflect the cost of stock options in their income statements. For reasons stated below, however, we do not believe that expensing options would, at the present time, be in the best interests of either the Company or its shareholders.

As a starting point, the Company believes stock options are an important component of its compensation program. They are a valuable tool for recruiting and retaining the talent critical to the Company's long-term success. Options encourage employees to act as owners, which helps align their interests with the Company's shareholders. The Company's use of stock options has been, and will continue to be, appropriate and judicious.

We should also mention by way of introduction that there is no present requirement that the Company recognize an expense for stock options in its income statement. The Company is presently in full compliance with the current rules regarding accounting for stock options. Current accounting rules give companies a choice in accounting for stock options. Companies may account for stock-based compensation under either the fair value method under Statement of Financial Accounting Standards No. 123 ("SFAS No. 123") or the intrinsic value method provided by Accounting Principles Board Opinion No. 25 ("APB No. 25"). If a company adopts the latter choice, it is required to make pro forma disclosure in the footnotes to its financial statements using the measurement provisions of SFAS No. 123.

The Company, like substantially all public companies, accounts for stock options using the intrinsic value method prescribed by APB No. 25. The "intrinsic value" of the option is the amount by which the quoted market price of the stock exceeds the exercise price of the option on the date of grant. The Company's stock options have always had a zero intrinsic value on the date of grant since we have routinely set the exercise price equal to the market price on the date of grant.

In contrast, the fair value method computes compensation expense based on the fair value of the options at the date of grant. "Fair value" is determined using an option-pricing model that takes into account multiple factors and assumptions in estimating value.

The Company has two major concerns with regard to the use of the fair value method. First, there is no present uniform, accurate and tested methodology for computing the "fair value" of an employee stock option. One of the most widely used valuation techniques, the Black-Scholes model, was developed to value short-term publicly traded options. It was never intended to be used to value employee stock options which, unlike publicly traded options, are private, long-term, non-transferable, forfeitable and often subject to significant restrictions.

Consequently, it is a very imprecise tool for measuring the "fair value" of an employee stock option. Our other concern is that each of these valuation models relies on a number of subjective assumptions, some of which, like stock price volatility and expected option life, are particularly hard to predict. The values determined using these models tend to be highly sensitive to these assumptions and can vary significantly depending on the assumptions made. Consequently, not only are companies not using the same valuation model, but they are also using wildly different assumptions when applying these models.

Given these present uncertainties surrounding the application of the fair value method, we believe it is presently premature for the Company to change its accounting policy. This is especially true since current accounting rules effectively make a decision to change to the fair value method irrevocable. The Company feels it is in the best interest of our shareholders to continue to follow the most widely used accounting standard, the intrinsic value method prescribed by APB No. 25, and wait until this debate is resolved prior to implementing any material change.

We also believe that the Company could be placed at a significant competitive disadvantage if it were to begin at this time recognizing stock option expense in its income statement. Almost all of the Company's competitors do not presently recognize expense for stock options in their income statements. Adoption of the proposal may disadvantage our shareholders by making it more difficult for investors to compare the Company's performance with that of its competitors. We feel it is in our shareholders' best interest to report our financial statements in a manner that is not only consistent with GAAP, but also allows for easy comparison with our competitors.

The Company already provides extensive financial disclosure regarding its stock option activity. As required under current accounting practices, the Company discloses in the footnotes to its financial statements the information that the proposal would require to be included in the income statement itself. Thus, adopting the proposal would not necessarily provide investors any additional financial information. Moreover, the cost of stock options is already reflected in the income statement in the diluted earnings per share calculation. In making this calculation, the Company is required to assume all in-the-money stock options have been exercised. If expensing were also required, the impact of stock options could be double counted in the calculation of diluted earnings per share; first as an increase in the number of shares outstanding and second as a charge against reported earnings.

In summary, we share the proponent's concern for accurately reporting the Company's operational earnings. We are committed to producing financial information that is both accurate and subject to easy comparison with our competitors. We believe, however, that the best way to accomplish these objectives at this time is to retain the current accounting policy with respect to stock options. When and if the pending debate results in new accounting rules regarding the expensing of stock options, the Company will promptly take the necessary action to conform to these changes.

The Board of Directors recommends a vote AGAINST this proposal.

ITEM 5 -- Shareholder Proposal -- Chemicals Policy

Donald Naulin, 8 Baymon Dr., Rochester, NY 14624, owner of 88 shares, submitted the following proposal:

"Whereas, dioxins and many similar chemicals containing chlorine are extremely toxic, get more concentrated higher on the food chain (bioaccumulate) and are found in food and mothers' milk at levels that cause negative health effects in children;

Whereas, while the Environmental Protection Agency has found that any emission of these extremely toxic pollutants is of concern, and many governments are working toward their virtual elimination, companies are not required to develop and report options for eliminating these pollutants under existing federal laws;

Whereas, exposure to these pollutants is associated with many health effects, including cancer, diabetes, endometriosis, immune dysfunctions and a range of children's developmental and learning problems;

Whereas, these pollutants are often created inadvertently, by reactions involving chlorine, in many industrial processes;

Whereas, generating these pollutants is known to be unnecessary and costly to companies and economies, because their generation can be eliminated cost effectively with sound planning based on sound information;

Whereas, processes used by Eastman Kodak at Kodak Park generate these pollutants, including dioxins, the most toxic synthetic chemicals known; and Kodak's Vision of Environmental Responsibility affirms: "Eastman Kodak is recognized as a world-class company, and the leading imaging company, in protecting the quality of the environment and the health and safety of its employees, customers, and the community in which it operates"; indicating that we have an obligation to demonstrate leadership in researching and implementing processes which result in virtual elimination of these pollutants.

BE IT RESOLVED: The shareholders request that Kodak:

1) Adopt a plan for virtual elimination of persistent bioaccumulative pollutants at Kodak Park which A) identifies, for each building, all inputs and uses of chlorine, any sources of dioxin and other bioaccumulative pollutants, and options for elimination of these chemicals, and B) implements the most effective option; and 2) Provide an annual summary report to shareholders on these virtual elimination options and progress toward these goals.

Supporting Statement: This policy makes business sense because preventing pollution is cost effective in the short term and avoids costly long-term liabilities related to toxic chemical exposures. It will improve our company's image if Kodak goes beyond its existing policy to minimize pollution and joins the new efforts for virtual elimination of toxic bioaccumulative pollutants.

This builds upon existing Kodak efforts to implement non-toxic production strategies.

If you AGREE, please mark your proxy for this resolution."

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

For many years the Company has designed, implemented and conducted far reaching health, safety, and environmental programs, which have reduced the use and release of toxic chemicals generally, including the use and release of bioaccumulative materials. In 1998 the Company publicly announced a comprehensive series of environmental performance improvement goals. The Company's aggressive efforts toward achieving these goals have reduced emissions, conserved natural resources and strengthened the environmental management systems at its facilities worldwide. Significant reductions in the use and release of bioaccumulative materials have been realized.

The Company's health, safety and environmental goals, the Company's progress in achieving them, and the nature and results of the Company's programs are made available to shareholders and the public generally in the Company's Health, Safety and Environment Annual Report. Indeed, much of the information requested in the proposal is already included in this report, which is available on-line at: www.Kodak.com/go/HSE. In addition, the Company is required to disclose extensive information about emissions of chemicals listed on the U.S. government's Toxics Release Inventory, including bioaccumulative materials. This information is available to the public at www.epa.gov/tri.

This shareholder proposal requests the Company to provide more extensive, detailed information than is required by generally accepted accounting principles (GAAP) and the SEC. The Company complies with all the requirements of GAAP and the SEC, including those related to environmental matters. All material information regarding the Company's environmental liabilities is disclosed.

The Company already has taken significant action to reduce the use and emission of toxic chemicals including bioaccumulative materials. We believe the Company's environmental disclosures in its Annual Report and on Forms 10-K and 10-Q, as well as the availability of an easy-to-read description of the Company's environmental programs and performance in its Health, Safety and Environment Annual Report, meet the information needs of shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Board of Directors

Nominees to Serve a Three-Year Term Expiring at the 2006 Annual Meeting (Class I Directors)

[PHOTO OMITTED]
MARTHA LAYNE COLLINS

MARTHA LAYNE COLLINS Director since May 1988

Governor Collins, 66, is Executive Scholar in Residence at Georgetown College, a position she assumed in August 1998, after having been Director, International Business and Management Center, at the University of Kentucky since July 1996. >From 1988 to 1997, she was President of Martha Layne Collins and Associates, a consulting firm, and from July 1990 to July 1996, she was President of St. Catharine College in Springfield, Kentucky. Following her receipt of a BS degree from the University of Kentucky, Governor Collins taught from 1959 to 1970. After acting as Coordinator of Women's Activities in a number of political campaigns, she served as Clerk of the Supreme Court of the Commonwealth of Kentucky from 1975 to 1979. She was elected to a four-year term as Governor of the Commonwealth of Kentucky in 1983 after having served as Lieutenant Governor from 1979 to 1983. Governor Collins, who has served as a Fellow at the Institute of Politics, Harvard University, is a director of R. R. Donnelley & Sons Company and BB&T.

[PHOTO OMITTED]
TIMOTHY M. DONAHUE

TIMOTHY M. DONAHUE Director since October 2001

Mr. Donahue, 53, has served as President and Chief Executive Officer of Nextel Communications, Inc. since August 1999. He began his career with Nextel in January 1996 as President and Chief Operating Officer. Mr. Donahue has served as Chairman of the Cellular Telecommunications & Internet Association (CTIA), the industry's largest and most respected association. Mr. Donahue has also been named by BusinessWeek as "One of the Best Managers in 2002." Before joining Nextel, he served as Northeast Regional President for AT&T Wireless Services operations from 1991 to 1996. Mr. Donahue started his career with AT&T Wireless Services (formerly McCaw Cellular Communications) in 1986 as President for McCaw Cellular's paging division. In 1989, he was named McCaw Cellular's President for the US central region. He is a graduate of John Carroll University with a BA in English Literature.

[PHOTO OMITTED]
DELANO E. LEWIS

DELANO E. LEWIS Director since July 2001

Mr. Lewis, 64, is the former Ambassador to South Africa, a position he held from December 1999 to July 2001. Prior to his ambassadorship, Mr. Lewis was President and Chief Executive Officer of National Public Radio Corporation, a position he held from January 1994 until August 1998. He was President and Chief Executive Officer of C&P Telephone Company, a subsidiary of Bell Atlantic Corporation, from 1988 to 1993, after having served as Vice President since 1983. Mr. Lewis held several positions in the public sector prior to joining C&P Telephone Company. Mr. Lewis received a BA from University of Kansas and a JD from Washburn School of Law. Mr. Lewis previously served as a director of Eastman Kodak Company from May 1998 to December 1999. He is a director of Colgate-Palmolive Co.

[PHOTO OMITTED]
PAUL H. O'NEILL

PAUL H. O'NEILL Director since February 2003

Mr. O'Neill, 67, served as Secretary of the Treasury of the United States from 2001 to 2002. Previously he was Chairman of Alcoa and held that position from April 1987 to December 2000. From April 1987 until May 1999, he also held the position of Chief Executive Officer. Prior to joining Alcoa, Mr. O'Neill served as President of International Paper Company from 1985 to 1987, after having joined that company in 1977. Mr. O'Neill began his career as an engineer for Morrison-Knudsen, Inc., worked as a computer systems analyst with the U.S. Veterans Administration from 1961 to 1966, and served on the staff of the U.S. Office of Management and Budget from 1967 to 1977. He was Deputy Director of OMB from 1974 to 1977. Mr. O'Neill received a BA degree in economics from Fresno State College and a master's degree in public administration from Indiana University. Mr. O'Neill previously served as a director of Eastman Kodak Company from December 1997 to December 2000.

Nominee to Serve a One-Year Term Expiring at the 2004 Annual Meeting (Class II Director)

                                                                 [PHOTO OMITTED]
                                                            WILLIAM H. HERNANDEZ

WILLIAM H. HERNANDEZ Director since February 2003

Mr. Hernandez, 54, is Senior Vice President, Finance and Chief Financial Officer of PPG Industries, Inc., a diversified manufacturer of protective and decorative coatings, flat glass, fabricated glass products, continuous strand fiberglass, and industrial and specialty chemicals for a variety of industries. Prior to assuming his current duties in 1995, Mr. Hernandez served as PPG's Corporate Controller from 1990 to 1994 and as Vice President and Controller in 1994. From 1974 until 1990, Mr. Hernandez held a number of positions at Borg- Warner Corporation, including Assistant Controller, Chemicals; Controller, Chemicals; Business Director, ABS Polymers; Assistant Corporate Controller; Vice President, Finance; and Chief Financial Officer, Borg-Warner Automotive, Inc. Earlier in his career, he was a financial analyst for Ford Motor Company. Mr. Hernandez received a BS degree from the Wharton School of the University of Pennsylvania and an MBA from Harvard Business School. Mr. Hernandez is a Certified Management Accountant. He is also a director of Pentair, Inc.

Directors Continuing to Serve a Three-Year Term Expiring at the 2004 Annual Meeting
(Class II Directors)

                                                                 [PHOTO OMITTED]
                                                              WILLIAM W. BRADLEY

WILLIAM W. BRADLEY Director since May 2001

Senator Bradley, 59, is a Managing Director of Allen & Company LLC. Additionally, he is Chief outside advisor to McKinsey & Company's non-profit practice. From 1997 to 1999, he was a Senior Advisor and Vice Chairman-of-the International Council of JP Morgan & Co., Inc. During that time, he also served as an essayist for CBS evening news, a visiting professor at Stanford University, Notre Dame University and the University of Maryland. Senator Bradley served in the U.S. Senate from 1979 to 1997 representing the state of New Jersey. Prior to serving in the Senate, he was an Olympic gold medalist in 1964 and a professional basketball player with the New York Knicks from 1967 to 1977 during which time they won two world championships. Senator Bradley holds a BA degree in American History from Princeton University and an MA degree from Oxford University where he was a Rhodes Scholar. He has authored five books on American politics, culture and economy.

                                                                 [PHOTO OMITTED]
                                                               HECTOR DE J. RUIZ

HECTOR DE J. RUIZ Director since January 2001

Dr. Ruiz, 57, joined AMD in January of 2000. Prior to being appointed President and Chief Executive Officer, Dr. Ruiz served as AMD's President and Chief Operating Officer. His career spans more than 30 years with leading technology firms including Texas Instruments and Motorola, where he served as President of the company's Semiconductor Products Sector. Dr. Ruiz is actively committed to education, and serves on the Foundation Advisory Council for the College of Engineering at the University of Texas. He was appointed to the Texas Higher Education Coordinating Board in 1999. Dr. Ruiz earned a bachelor's and a master's degree in electrical engineering from the University of Texas at Austin before earning his doctorate in electronics from Rice University in Houston.

                                                                 [PHOTO OMITTED]
                                                            LAURA D'ANDREA TYSON

LAURA D'ANDREA TYSON Director since May 1997

Dr. Tyson, 55, is Dean of London Business School, a position she accepted in January 2002. She was formerly the Dean of the Walter A. Haas School of Business at the University of California, Berkeley, a position she held since July 1998. Previously, she was Professor of, and holder of the Class of 1939 Chair in, Economics and Business Administration at the University of California, Berkeley, a position she held from January 1997 to July 1998. Prior to this position, Dr. Tyson served in the first Clinton Administration as Chairman of the President's National Economic Council and 16th Chairman of the White House Council of Economic Advisers. Prior to joining the Administration, Dr. Tyson was Professor of Economics and Business Administration, Director of the Institute of International Studies, and Research Director of the Berkeley Roundtable on the International Economy at the University of California, Berkeley. Dr. Tyson holds a BA degree from Smith College and a Ph.D. degree in economics from the Massachusetts Institute of Technology. Dr. Tyson is the author of numerous articles on economics, economic policy and international competition. She is a director of Human Genome Sciences, Inc., Morgan Stanley and SBC Communications, Inc.

Directors Continuing to Serve a Three-Year Term Expiring at the 2005 Annual Meeting
(Class III Directors)

                                                                 [PHOTO OMITTED]
                                                             RICHARD S. BRADDOCK

RICHARD S. BRADDOCK Director since May 1987

Mr. Braddock, 61, is Chairman of priceline.com. He has been Chairman since August 1998. He was CEO from July 1998 to June 2000 and from May 2001 to December 2002. He was Chairman of True North Communications from July 1997 to January 1999. He was a principal of Clayton, Dubilier & Rice from June 1994 until September 1995. From January 1993 until October 1993, he was Chief Executive Officer of Medco Containment Services, Inc. From January 1990 through October 1992, he served as President and Chief Operating Officer of Citicorp and its principal subsidiary, Citibank, N.A. Prior to that, he served for approximately five years as Sector Executive in charge of Citicorp's Individual Bank, one of the financial services company's three core businesses. Mr. Braddock graduated from Dartmouth College with a degree in history, and received his MBA degree from the Harvard School of Business Administration. He is a Director of Cadbury Schweppes and priceline.com.

                                                                 [PHOTO OMITTED]
                                                                  DANIEL A. CARP

DANIEL A. CARP Director since December 1997

Mr. Carp, 54, is Chairman, Chief Executive Officer, President and Chief Operating Officer of Eastman Kodak Company. He became Chairman on December 8, 2000. He was elected CEO effective January 1, 2000. He was President from January 1, 1997 until April 2001 and was re-elected President in January 2002. Mr. Carp served as Executive Vice President and Assistant Chief Operating Officer from November 1995 to January 1997. Mr. Carp began his career with Kodak in 1970 and has held a number of increasingly responsible positions in market research, business planning, marketing management and line of business management. In 1986, Mr. Carp was named Assistant General Manager of the Latin American Region and in September 1988, he was elected a Vice President and named General Manager of that region. In 1991, he was named General Manager of the European Marketing Companies and, later that same year, General Manager, European, African and Middle Eastern Region. He holds a BBA degree in quantitative methods from Ohio University, an MBA degree from Rochester Institute of Technology and an MS degree in management from the Sloan School of Management, Massachusetts Institute of Technology. Mr. Carp is a director of Texas Instruments Inc.

                                                                 [PHOTO OMITTED]
                                                                   DURK I. JAGER

DURK I. JAGER Director since January 1998

Mr. Jager, 59, is the former Chairman of the Board, President and Chief Executive Officer of The Procter & Gamble Company. He left these positions in July 2000. He was elected to the position of Chief Executive Officer in January 1999 and Chairman of the Board effective September 1999, while continuing to serve as President since 1995. He served as Executive Vice President from 1990 to 1995. Mr. Jager joined The Procter & Gamble Company in 1970 and was named Vice President in 1987. He graduated from Erasmus Universiteit, Rotterdam, The Netherlands. Mr. Jager is a member of the supervisory Board of Royal KPN (The Netherlands) and a director of Chiquita Brands International, Inc. and Polycom Inc.

                                                                 [PHOTO OMITTED]
                                                                    DEBRA L. LEE

DEBRA L. LEE Director since September 1999

Ms. Lee, 48, is President and Chief Operating Officer of BET Holdings, Inc.
(BET). She joined BET in 1986 as Vice President and General Counsel. In 1992, she was elected Executive Vice President of Legal Affairs and named Publisher of BET's magazine division, in addition to serving as General Counsel. She was placed in charge of strategic business development in 1995. Ms. Lee holds a BA degree from Brown University and MA and JD degrees from Harvard University. She is affiliated with several professional and civic organizations. Ms. Lee is a director of WGL Holdings, Inc. and Genuity, Inc.

BOARD COMMITTEES

The Board has the committees listed below. All committee members are non-employee, independent directors as defined by the New York Stock Exchange
(NYSE) listing standards.

Audit Committee -- 11 meetings in 2002

o     discussed the independence of the independent accountants;

o discussed the quality of the accounting principles used to prepare the Company's financial statements;

o     reviewed the Company's periodic financial statements;

o oversaw the Company's compliance with requirements of the Sarbanes-Oxley Act, SEC rules and draft New York Stock Exchange listing requirements;

o     recommended the firm that Kodak should retain as independent accountants;

o reviewed the audit and non-audit activities of both the independent accountants and the internal audit staff of the Company;

o received and analyzed reports from the Company's independent accountants and internal audit staff;

o met separately and privately with the independent accountants and with the Company's Director, Corporate Auditing, to ensure that the scope of their activities has not been restricted and that adequate responses to their recommendations have been received; and

o     revised the Committee's written charter.

Corporate Responsibility and Governance Committee -- 3 meetings in 2002

o approved a charter that anticipates the requirements of the proposed new listing standards of the New York Stock Exchange regarding corporate governance policies and processes;

o reviewed and analyzed the Company's governance in light of the provisions of the Sarbanes-Oxley Act and the new listing standards of the New York Stock Exchange;

o     discussed revisions to the Company's governance guidelines;

o     approved the formation of a director education program;

o     reviewed the Company's corporate responsibility principles;

o     recommended the appointment of a presiding director;

o met with the Company's Diversity Advisory Panel to discuss its preliminary findings; and

o     made recommendations regarding Board candidates.

Executive Compensation and Development Committee -- 8 meetings in 2002

o completed a study of the market competitiveness of the compensation paid to the Company's senior executive officers;

o revised the Committee's charter in anticipation of the adoption of the proposed new listing standards of the New York Stock Exchange regarding corporate governance policies and processes;

o reviewed the Company's executive compensation practices in light of the enactment of the Sarbanes-Oxley Act;

o reviewed and revised the Company's executive compensation strategy and principles;

o selected a peer group to assist in measuring the market competitiveness of the compensation paid to the Company's senior executive officers;

o     reviewed the Company's executive development process;

o set the compensation for the CEO and reviewed the compensation recommendation for the Company's other executive officers;

o     approved the Executive Incentive Program; and

o     granted and certified awards under the Company's compensation plans.

Finance Committee -- 4 meetings in 2002

o reviewed the Company's financing strategies including dividend declaration, capital expenditures, debt issuances and foreign exchange and commodity hedging;

o     reviewed cash flow, balance sheet performance and credit ratings;

o     reviewed significant acquisitions, divestitures, and joint ventures; and

o reviewed the investment performance and the administration of the Company's defined benefit pension plan.

Committee Membership

====================================================================================================================
                                                 Corporate                    Executive
Director                     Audit               Responsibility and           Compensation and             Finance
Name                         Committee           Governance Committee         Development Committee        Committee
--------------------------------------------------------------------------------------------------------------------
Richard S. Braddock              X                                                    X*
--------------------------------------------------------------------------------------------------------------------
William M. Bradley                                       X                                                     X
--------------------------------------------------------------------------------------------------------------------
Martha Layne Collins             X                       X
--------------------------------------------------------------------------------------------------------------------
Timothy M. Donahue               X                                                    X
--------------------------------------------------------------------------------------------------------------------
William H. Hernandez             X                       X
--------------------------------------------------------------------------------------------------------------------
Durk I. Jager                                                                         X                        X*
--------------------------------------------------------------------------------------------------------------------
Debra L. Lee                                             X*                                                    X
--------------------------------------------------------------------------------------------------------------------
Delano E. Lewis                                          X                                                     X
--------------------------------------------------------------------------------------------------------------------
Paul H. O'Neill                                                                       X                        X
--------------------------------------------------------------------------------------------------------------------
Hector de J. Ruiz                X*                                                   X
--------------------------------------------------------------------------------------------------------------------
Laura D'Andrea Tyson                                     X                                                     X
--------------------------------------------------------------------------------------------------------------------

*     Chairman

MEETING ATTENDANCE

The Board held a total of eleven meetings in 2002. Each director attended at least 76% of the meetings of the Board and committees of the Board on which the director served. The average attendance by all directors was over 90%.

DIRECTOR COMPENSATION Annual Payments

Non-employee directors receive:

      o $ 65,000 as a retainer, at least half of which must be taken in stock or deferred into stock units;

      o     2,000 stock options; and

      o reimbursement of out-of-pocket expenses for the meetings they attend.

The employee director receives no additional compensation for serving on the Board.

A change in the timing of the annual stock option grant to the non-employee directors was approved by the Board of Directors in October 2002. In order for it to coincide with the Company's annual management stock option grant, this grant will now be made in the fourth quarter, rather than the first quarter, of each year. As a result of this change, two grants were made in 2002; one in January 2002 and the other in November 2002. The next stock option grant to the Company's non-employee directors will be awarded in the fourth quarter of 2003.

Mr. Braddock will receive a retainer of $100,000 per year for his services as presiding director in addition to his annual retainer as a director.

Deferred Compensation

Non-employee directors may defer some or all of their compensation into a phantom Kodak stock account or into a phantom interest-bearing account. Four current directors deferred compensation in 2002. In the event of a change in control, the amounts in the phantom accounts will generally be paid in a single cash payment.

Life Insurance

The Company provides $100,000 of group term life insurance to each non-employee director. This decreases to $50,000 at retirement or age 65, whichever occurs later.

Charitable Award Program

This program, which was closed to new participants effective January 1, 1997, provides for a contribution by the Company of up to $1,000,000 following a director's death to a maximum of four charitable institutions recommended by the director. The individual directors derive no financial benefits from this program. It is funded by self-insurance and joint life insurance policies purchased by the Company. Mr. Braddock and Gov. Collins continue to participate in the program.

Beneficial Security Ownership
of Directors, Nominees and Executive Officers

--------------------------------------------------------------------------------

Directors, Nominees                                  Number of Common Shares
and Executive Officers                               Owned on January 2, 2003
--------------------------------------------------------------------------------
Richard S. Braddock                                           26,893 (a) (b)
--------------------------------------------------------------------------------
William W. Bradley                                             6,120 (a) (b)
--------------------------------------------------------------------------------
Robert H. Brust                                              216,994 (a) (b)
--------------------------------------------------------------------------------
Daniel A. Carp                                             1,126,870 (a) (b)
--------------------------------------------------------------------------------
Martha Layne Collins                                          18,889 (a) (b)
--------------------------------------------------------------------------------
Martin M. Coyne                                              259,439 (a) (b)
--------------------------------------------------------------------------------
Timothy M. Donahue                                             8,292 (a) (b)
--------------------------------------------------------------------------------
William H. Hernandez(d)                                        2,055 (a)
--------------------------------------------------------------------------------
Durk I. Jager                                                 18,171 (a) (b)
--------------------------------------------------------------------------------
Debra L. Lee                                                  11,180 (b)
--------------------------------------------------------------------------------
Delano E. Lewis                                                6,236 (a) (b)
--------------------------------------------------------------------------------
Michael P. Morley                                            305,023 (a) (b)
--------------------------------------------------------------------------------
Paul H. O'Neill(d)                                             2,090 (a)
--------------------------------------------------------------------------------
Daniel P. Palumbo                                             92,587 (a) (b)
--------------------------------------------------------------------------------
Hector de J. Ruiz                                              8,697 (b)
--------------------------------------------------------------------------------
Laura D'Andrea Tyson                                          10,235 (a) (b)
--------------------------------------------------------------------------------
All Directors, Nominees and
Executive Officers as a
Group (27), including the above                            2,930,227 (a) (b) (c)
--------------------------------------------------------------------------------

(a) Includes the following Kodak common stock equivalents, which are held in deferred compensation plans: R. S. Braddock - 6,006; W. W. Bradley - 458;
      R. H. Brust - 11,673; D. A. Carp - 193,803 ; M. L. Collins - 9,689; M. M.
      Coyne - 15,010; T. M. Donahue -2,292; W. H. Hernandez - 555; D. I. Jager - 9,171; D. E. Lewis - 2,036; M. P. Morley - 42,016; P. H. O'Neill - 1,090;
      D. P. Palumbo - 12,505; L. D. Tyson - 1,315; and all directors, nominees and executive officers as a group - 400,125.

(b) Includes the following number of shares which may be acquired by exercise of stock options: R. S. Braddock - 6,000; W. W. Bradley - 4,000; R. H. Brust - 184,622; D. A. Carp - 891,086; M. L. Collins - 6,000; M. M. Coyne
      - 231,473; T. M. Donahue - 4,000; D. I. Jager - 6,000; D. L. Lee - 6,000;
      D. E. Lewis - 4,000; M. P. Morley - 259,671; D. P. Palumbo -70,977; H. de
      J. Ruiz - 4,000; L. D. Tyson - 6,000; and all directors, nominees and executive officers as a group - 2,284,195.

(c) The total number of shares beneficially owned by all directors, nominees and executive officers as a group is less than 1% of the Company's outstanding shares.

(d) Messrs. O'Neill and Hernandez joined the Company's Board of Directors in February 2003, and they are included here for informational purposes only. Their shareholdings, shown here as of March 14, 2003, are not included in the totals shown above and in these footnotes for all directors, nominees and executive officers as a group.

The above table reports beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. This means all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. The figures above include shares held for the account of the above persons in the Eastman Kodak Shares Program and the Kodak Employees' Stock Ownership Plan, and the interests of the above persons in the Kodak Stock Fund of the Eastman Kodak Employees' Savings and Investment Plan, stated in terms of Kodak shares.

Transactions with Management

Under Mr. Brust's December 20, 1999, offer letter, the Company loaned Mr. Brust, Chief Financial Officer and Executive Vice President, the sum of $3,000,000 at an annual interest rate of 6.21%, the applicable federal rate for mid-term loans, compounded annually, in effect for January 2000. The unsecured loan is evidenced by a promissory note dated January 6, 2000. Under Mr. Brust's November 12, 2001, amended offer letter, a portion of the principal and all of the accrued interest on the loan is to be forgiven on each of the first seven anniversaries of the loan. Mr. Brust is not entitled to forgiveness on any anniversary date if he voluntarily terminates his employment or is terminated for cause on or before the anniversary date. The balance due under the loan on December 31, 2002, was $2,100,000.

In March 2001, the Company loaned Mr. Carp, Chairman, President and Chief Executive Officer, $1,000,000 for the purchase of a home. The loan is unsecured and bears interest at 5.07% per year, the applicable federal rate for mid-term loans, compounded annually, in effect for March 2001. The entire amount of the loan and all accrued interest is due upon the earlier of March 1, 2006, or the date of Mr. Carp's termination of employment from the Company. The loan is evidenced by a promissory note dated March 2, 2001. The balance due under the loan on December 31, 2002, was $1,095,068.

Compensation of Named Executive Officers

The individuals named in the following table are the Company's Chief Executive Officer and the four other named executive officers under Section 229.402(a)(3) of Volume 17 of the Code of Federal Regulations during 2002. The figures shown include both amounts paid and amounts deferred.

SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------------------------------
                                          Annual Compensation                     Long-Term Compensation
                                                                           -------------------------------------
                                                                                   Awards                Payouts
                                --------------------------------------------------------------------------------
                                                              Other        Restricted     Securities
Name and                                                      Annual         Stock        Underlying       LTIP        All Other
Principal Position      Year      Salary      Bonus(a)    Compensation(b)   Awards(c)   Options/SARs(d)  Payouts(e)  Compensation(f)
------------------------------------------------------------------------------------------------------------------------------------
D. A. Carp              2002    $1,030,769  $2,327,325       $26,030       $4,249,010       175,000          0               $0
Chairman & CEO          2001     1,000,000     507,500        25,695        2,968,751       410,000          0                0
                        2000     1,000,000     598,500            --               --       100,000          0                0
------------------------------------------------------------------------------------------------------------------------------------
R. H. Brust             2002       635,828     669,240            --          424,162        42,000          0          487,768
Exec. V. P. & CFO       2001       585,003     151,200            --          430,414        78,000          0          827,923
                        2000       492,764     225,720            --          467,542       228,000          0            1,269
------------------------------------------------------------------------------------------------------------------------------------
M. M. Coyne             2002       719,692     889,746        20,953          291,332        36,000          0                0
Exec. V. P.             2001       667,984     176,400            --          553,447        95,000          0                0
                        2000       449,449     400,075            --          409,375       146,000          0                0
------------------------------------------------------------------------------------------------------------------------------------
M. P. Morley            2002       491,154     514,800            --          368,669        35,000          0                0
Exec. V. P. & CAO       2001       466,095     136,000            --          430,414        42,000          0                0
                        2000       393,186     184,680            --               --        73,000          0                0
------------------------------------------------------------------------------------------------------------------------------------
D. P. Palumbo           2002       514,154     517,195            --          365,915       169,443          0           32,055
Sr. V. P.               2001       490,384     132,680            --          461,070        36,400          0           30,547
                        2000       353,346     154,465            --          310,000       120,000          0           50,048
------------------------------------------------------------------------------------------------------------------------------------

(a) This column shows Executive Compensation for Excellence and Leadership Plan (EXCEL), and its predecessor, Management Variable Compensation Plan, awards for services performed, not paid, in each year indicated. For M. P. Morley for 2002, the amount also includes a retention bonus of $20,000 paid under his March 13, 2001 retention agreement.

(b) Where no amount is shown, the value of personal benefits provided was less than the minimum amount required to be reported. For D. A. Carp, the amounts shown in this column represent tax payments made by the Company relating to his use of Company transportation. The Company requires D. A. Carp to use Company transportation for security reasons. For M. M. Coyne, the amount shown in this column represents tax payments made by the Company relating to his use of Company transportation and other Company paid travel expenses.

(c) The awards shown represent grants of restricted stock or restricted stock units valued as of the date of grant. Dividends are paid on the restricted shares and restricted units as and when dividends are paid on Kodak common stock. The restrictions on the awards granted under the Executive Incentive Program lapse on December 31, 2003.

      D. A. Carp - For 2002, 100,000 shares granted as a retention based award, valued on December 2, 2002 at $36.73 per share and 18,611 shares awarded under the Executive Incentive Program, valued on February 18, 2003 at $30.95 per share. For 2001, 20,000 shares granted in recognition of his election as Chairman, valued on January 12, 2001, at $40.875 per share and 52,630 shares granted in substitution of, and not in addition to, the stock option grants the named executives would otherwise have received in January 2001 under the management stock option program, valued on January 16, 2001, at $40.875 per share.

      R. H. Brust - For 2002, 5,000 shares granted as a retention based award, valued on December 2, 2002 at $36.73 per share and 7,771 shares awarded under the Executive Incentive Program, valued on February 18, 2003 at $30.95 per share. For 2001, 10,530 shares granted in substitution of, and not in addition to, the stock option grants the named executives would otherwise have received in January 2001 under the management stock option program, valued on January 16, 2001, at $40.875 per share. For 2000, 11,625 shares granted as a signing bonus valued on January 3, 2000, at $40.2187 per share.

      M. M. Coyne - For 2002, 9,413 shares awarded under the Executive Incentive Program, valued on February 18, 2003 at $30.95 per share. For 2001, 13,540 shares granted in substitution of, and not in addition to, the stock option grants the named executives would otherwise have received in January 2001 under the management stock option program, valued on January 16, 2001, at $40.875 per share. For 2000, 10,000 shares granted in recognition of his appointment as Group Executive of the Photography Group, valued on October 2, 2000 at $40.9375.

      M. P. Morley - For 2002, 5,000 shares granted as a retention based award, valued on December 2, 2002 at $36.73 per share and 5,978 shares awarded under the Executive Incentive Program, valued on February 18, 2003 at $30.95 per share. For 2001, 10,530 shares granted in substitution of, and not in addition to, the stock option grants the named executives would otherwise have received in January 2001 under the management stock option program, valued on January 16, 2001, at $40.875 per share.

      D. P. Palumbo - For 2002, 5,000 shares granted as a retention based award, valued on December 2, 2002 at $36.73 per share and 5,889 shares awarded under the Executive Incentive Program, valued on February 18, 2003 at $30.95 per share. For 2001, 11,280 shares granted in substitution of, and not in addition to, the stock option grants the named executives would otherwise have received in January 2001 under the management stock option program, valued on January 16, 2001, at $40.875 per share. For 2000, 5,000 shares granted in recognition of his appointment as President, Consumer Imaging, valued on September 11, 2000, at $62.00 per share.

      The total number and value of restricted stock held as of December 31, 2002 for each named individual (valued at $35.04 per share) were: D. A. Carp - 208,706 shares - $7,313,058 (includes 25,000 shares awarded in 2002, but granted on 01/01/03); R. H. Brust - 27,155 shares - $951,511; M.
      M. Coyne - 25,180 shares - $742,147; M. P. Morley - 35,857 shares -
      $1,256,429; D. P. Palumbo - 18,780 shares - $658,051.

(d) On August 26, 2002, D. P. Palumbo received stock options to purchase 133,043 shares under the Stock Option Exchange Program. The remaining amounts for 2002 represent grants made in the fourth quarter of 2002 under the management stock option program. For D. A. Carp for 2001, the amount includes a grant of stock options to purchase 160,000 shares in recognition of his election as Chairman.

(e) No awards were paid for the periods 2000-2002, 1999-2001, and 1998-2000 under the Performance Stock Program.

(f) For R. H. Brust for 2002, the amount represents $446,400 of principal and interest forgiven in connection with the loan from the Company as described on page 95 and $41,639 as the Company contribution to the cash balance feature of the Kodak Retirement Income Plan; for 2001 the amount represents $786,300 of principal and interest forgiven in connection with the loan and $41,623 as the Company contribution to the cash balance feature. For D. P. Palumbo the amounts represent Company contributions to the cash balance feature of the Kodak Retirement Income Plan in the years indicated.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants

------------------------------------------------------------------------------------------------------------------
                   Number of            Percentage
                  Securities            of Total
                  Underlying           Options/SARs
                   Options/             Granted to           Exercise or                                Grant Date
                     SARs                Employees            Base Price         Expiration               Present
Name               Granted            in Fiscal Year          Per Share             Date                 Value(c)
------------------------------------------------------------------------------------------------------------------
D. A. Carp         175,000(a)             .00868               $36.66             11/21/12             $1,438,500
------------------------------------------------------------------------------------------------------------------
R. H. Brust         42,000(a)             .00208                36.66             11/21/12                345,240
------------------------------------------------------------------------------------------------------------------
M. M. Coyne         36,000(a)             .00179                36.66             11/21/12                295,920
------------------------------------------------------------------------------------------------------------------
M. P. Morley        35,000(a)             .00174                36.66             11/21/12                287,700
------------------------------------------------------------------------------------------------------------------
D. P. Palumbo       36,400(a)             .00181                36.66             11/21/12                299,208
                   133,043(b)             .00660                31.30         5/18/07-11/15/11            796,928
------------------------------------------------------------------------------------------------------------------

(a) These options were granted in November 2002 under the management stock option program. Termination of employment, for other than death or a permitted reason, prior to the first anniversary of the grant date results in forfeiture of the options. Thereafter, termination of employment prior to vesting results in forfeiture of the options unless the termination is due to retirement, death, disability or an approved reason. Vesting accelerates upon death. One third of the options vest on each of the first three anniversaries of the date of grant.

(b) These options were granted to D. P. Palumbo on August 26, 2002, under the Stock Option Exchange Program; they expire on the following dates: 733 on May 18, 2007; 2,500 on February 11, 2008; 69 on March 12, 2008; 4,700 on
      April 1, 2008; 390 on March 11, 2009; 8,251 on March 31, 2009; 13,333 on
      February 29, 2010; 66,667 on October 1, 2010, and 36,400 on November 15, 2011.

(c) The present value of these options was determined using the Black-Scholes model of option valuation in a manner consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." For the options granted in November 2002 under the management stock option program, the following weighted-average assumptions were used: risk-free interest rate - 3.8%, expected option life - 7 years, expected volatility - 34%, and expected dividend yield -5.76%. For the options granted under the Stock Option Exchange Program, the following weighted-average assumptions were used: risk-free interest rate - 2.9%, expected option life - 4 years, expected volatility - 37%, and expected dividend yield - 5.76%.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/SAR VALUES

-----------------------------------------------------------------------------------------------------------------------------
                                                                  Number of
                                                            Securities Underlying                 Value of Unexercised
                                                           Unexercised Options/SARs               In-the-Money Options/
                      Number of                              at Fiscal Year-End               SARs at Fiscal Year-End*Value
                   Shares Acquired        Value         ---------------------------------------------------------------------
Name                 on Exercise         Realized       Exercisable      Unexercisable       Exercisable        Unexercisable
-----------------------------------------------------------------------------------------------------------------------------
D. A. Carp              7,638            $15,757          891,086           528,590            $477,023           $954,046
-----------------------------------------------------------------------------------------------------------------------------
R. H. Brust                 0                  0          184,622           163,378             148,831            298,109
-----------------------------------------------------------------------------------------------------------------------------
M. M. Coyne             2,630              6,188          231,473           161,389             181,269            362,538
-----------------------------------------------------------------------------------------------------------------------------
M. P. Morley                0                  0          259,671            95,696              80,140            160,520
-----------------------------------------------------------------------------------------------------------------------------
D. P. Palumbo               0                  0           70,977            98,466             265,454            232,127
-----------------------------------------------------------------------------------------------------------------------------

* Based on the closing price on the New York Stock Exchange - Composite Transactions of the Company's common stock on December 31, 2002, of $35.04 per share.

TEN-YEAR OPTION/SAR REPRICINGS

The table below lists certain information regarding our executive officers that elected to participate in our Stock Option Exchange Program, which you approved at a Special Meeting on January 25, 2002. Even though our Stock Option Exchange Program was not a "repricing" under GAAP, we are, nevertheless, required to provide this information. Under the Program, all of our employees, excluding our then six most senior executive officers, were given a one-time opportunity to exchange all of their then current options for proportionately fewer options at a new exercise price. The only named executive officer eligible to participate in the Program was Mr. Palumbo. He was not one of our six most senior executive officers at the time the Program was offered. More information about the Program can be found on page 113 in the Report of the Executive Compensation and Development Committee.

--------------------------------------------------------------------------------------------------------------------------------
                                                   Number of                                                        Length of
                                                  Securities        Market Price      Exercise                      Original
                                                  Underlying        of Stock at       Price at                     Option Term
                                                 Options/SARs          Time of         Time of         New         Remaining at
                                                  Repriced or       Repricing or    Repricing or    Exercise          Date of
                                                    Amended           Amendment       Amendment       Price        Repricing or
Name                           Date                 (#)(a)               ($)            ($)(b)         ($)         Amendment (c)
--------------------------------------------------------------------------------------------------------------------------------
M. P. Benard                  8/26/02               56,068              $31.30          $54.12       $31.30         69 months
  Vice President
--------------------------------------------------------------------------------------------------------------------------------
R. L. Berman                  8/26/02               49,923              $31.30          $45.93       $31.30         92 months
  Vice President
--------------------------------------------------------------------------------------------------------------------------------
C. S. Brown, Jr.              8/26/02              120,489              $31.30          $51.08       $31.30         75 months
  Senior Vice President
--------------------------------------------------------------------------------------------------------------------------------
C. E. Gustin, Jr              8/26/02              125,197              $31.30          $55.38       $31.30         66 months
  Senior Vice President
--------------------------------------------------------------------------------------------------------------------------------
C. A. Marchetto               8/26/02               58,701              $31.30          $45.10       $31.30         96 months
  Senior Vice President
--------------------------------------------------------------------------------------------------------------------------------
D. P. Palumbo                 8/26/02              133,043              $31.30          $44.29       $31.30        100 months
  Senior Vice President
--------------------------------------------------------------------------------------------------------------------------------
E. G. Rodli                   8/26/02               60,501              $31.30          $40.48       $31.30        103 months
  Senior Vice President
--------------------------------------------------------------------------------------------------------------------------------
R. P. Rozek                   8/26/02               21,967              $31.30          $35.07       $31.30        109 months
  Controller
--------------------------------------------------------------------------------------------------------------------------------
W. C. Shih                    8/26/02              104,700              $31.30          $51.21       $31.30         89 months
  Senior Vice President
--------------------------------------------------------------------------------------------------------------------------------
K. A. Smith-Pilkington        8/26/02               48,867              $31.30          $48.36       $31.30         90 months
  Senior Vice President
--------------------------------------------------------------------------------------------------------------------------------
J. C. Stoffel                 8/26/02               82,581              $31.30          $49.36       $31.30         89 months
  Senior Vice President
--------------------------------------------------------------------------------------------------------------------------------
G. P. Van Graafeiland         8/26/02              114,226              $31.30          $52.73       $31.30         66 month
  Senior Vice President
--------------------------------------------------------------------------------------------------------------------------------

(a) The amounts shown are the aggregate numbers of shares underlying the options granted to the executive officers under the Stock Option Exchange Program.

(b) The amounts shown are the weighted averages of the exercise prices at the time of the exchange of the options granted to the executive officers under the Stock Option Exchange Program.

(c) The amounts shown are the weighted average number of months remaining in the option terms of the options granted to the executive officers under the Stock Option Exchange Program.

LONG-TERM INCENTIVE PLAN

Each February the Executive Compensation and Development Committee approves a three-year performance cycle under the Performance Stock Program. Participation in the program is limited to selected senior executives. The program's performance goal is total shareholder return equal to at least that earned by a company at the 50th percentile in terms of total shareholder return within the Standard & Poor's 500 Composite Stock Price Index.

After the close of a cycle, the Committee calculates the percentage earned of each participant's target award. No awards are paid unless the performance goal is achieved. Fifty percent of the target award is earned if the performance goal is achieved. One hundred percent is earned if total shareholder return for the cycle equals that of a company at the 60th percentile within the Standard & Poor's 500 Composite Stock Price Index.

The Committee has the discretion to reduce or eliminate the award earned by any participant based upon any criteria it deems appropriate. Awards are paid in the form of restricted stock, which restrictions lapse at age 60. The table below shows the threshold (i.e., attainment of the performance goal), target and maximum number of shares for the named executive officers for each cycle. No awards were earned for the 2000-2002 performance cycle as shown in the "LTIP Payouts" column of the Summary Compensation Table on page 96.

The Executive Compensation and Development Committee approved a performance-based, long-term award program, i.e., the Executive Incentive Program, under the 2002-2004 cycle of the Performance Stock Program. The purposes of this one-time program are to increase by year-end 2003 investable cash flow and the financial performance of certain strategic product groups. In this regard, certain target and threshold performance goals were established by the Committee based on these two metrics for the two-year period commencing January 1, 2002, and ending December 31, 2003.

Awards under the Executive Incentive Program will be coordinated with awards received under the 2002-2004 performance cycle of the Performance Stock Program. As a result, any award earned by a participant under the 2002-2004 performance cycle of the Performance Stock Program will be reduced by the amount of any award earned by the participant under the Executive Incentive Program.

Participation in the Executive Incentive Program is limited to 18 selected key executive officers, including the five named executive officers. Each participant's target award under the program is 75% of the participant's total target annual compensation (annual base salary plus target EXCEL award) expressed in the form of shares of common stock based on a March 8, 2002, stock price of $32.37 per share. Any awards earned under the program will be paid in the form of the Company's common stock.

In order to encourage strong performance against the program's two metrics in 2002, participants were given the opportunity to earn a portion of their target award after the first year of the program's two-year performance cycle. Payment of this interim award was based on achieving certain pre-established interim goals by year-end 2002. Each participant was eligible for an interim award equal to 30% of his or her target award under the program. The interim awards were payable in the form of restricted shares of the Company's common stock, the restrictions on which lapse at year-end 2003. In determining a participant's award for the entire two-year cycle, any interim award earned by a participant will be subtracted from the award the participant would otherwise receive under the program.

As explained in the Report of the Executive Compensation and Development Committee on page 112, both of the program's interim goals were achieved by year-end 2002. As a result, each program participant received an interim award. The interim awards paid to the named executive officers are included in the amounts shown under the column entitled "Restricted Stock Awards" in the Summary Compensation Table on page 96.

LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

------------------------------------------------------------------------------------------------------------------------
                                                                           Estimated Future Payouts Under
                                                                             Non-Stock Price-Based Plans
                                                                   -----------------------------------------------------
                        Number of           Performance or
                      Shares, Units        Other Period Until         Threshold        Target                Maximum
Name                 or Other Rights      Maturation or Payout       # of Shares     # of Shares          # of Shares(b)
------------------------------------------------------------------------------------------------------------------------
D. A. Carp                 N/A                 2000-2002                10,000          20,000                30,000
                                               2001-2003                10,000          20,000                30,000
                                               2002-2004                10,000          20,000     [62,037]   30,000
------------------------------------------------------------------------------------------------------------------------
R. H. Brust                N/A                 2000-2002                 2,625           5,250                 7,875
                                               2001-2003                 2,625           5,250                 7,875
                                               2002-2004                 2,625           5,250     [25,904]    7,875
------------------------------------------------------------------------------------------------------------------------
M. M. Coyne                N/A                 2000-2002                 1,813           3,625                 5,438
                                               2001-2003                 3,400           6,800                10,200
                                               2002-2004                 3,400           6,800     [31,376]   10,200
------------------------------------------------------------------------------------------------------------------------
M. P. Morley               N/A                 2000-2002                 1,813           3,625                 5,438
                                               2001-2003                 2,625           5,250                 7,875
                                               2002-2004                 2,625           5,250     [19,926]    7,875
------------------------------------------------------------------------------------------------------------------------
D. P. Palumbo              N/A                 2000-2002                   N/A(a)          N/A(a)                N/A(a)
                                               2001-2003                 1,988           3,975                 5,963
                                               2002-2004                 1,988           3,975     [19,631]    5,963
------------------------------------------------------------------------------------------------------------------------

(a) D. P. Palumbo did not participate in the 2000-2002 performance cycle of the Performance Stock Program.

(b) The shares in brackets are the named executive officers' target awards under the Executive Incentive Program.

EMPLOYMENT CONTRACTS AND ARRANGEMENTS

DANIEL A. CARP

Effective December 10, 1999, the Company entered into a letter agreement with Mr. Carp providing for his employment as President and Chief Executive Officer. The letter agreement provides for a base salary of $1,000,000, subject to annual adjustment, and a target annual bonus of 105% of his base salary. Mr. Carp's compensation will be reviewed annually by the Executive Compensation and Development Committee. The Executive Compensation and Development Committee approved an increase of Mr. Carp's annual base salary to $1,100,000 effective May 5, 2003. Mr Carp's target award under the Company's variable pay plan will remain at 155% of his base salary.

If the Company terminates Mr. Carp's employment without cause, Mr. Carp will be permitted to retain his stock options and restricted stock. He will also receive severance pay equal to three times his base salary plus target annual bonus and prorated awards under the Company's bonus plans. The letter agreement also provides that for pension purposes, Mr. Carp will be treated as if he were age 55, if he is less than age 55 at the time of his termination, or age 60, if he is age 55 or older but less than age 60, at the time of his termination of employment.

In the event of Mr. Carp's disability, he will receive the same severance pay as he would receive upon termination without cause; except it will be reduced by the present value of any Company-provided disability benefits he receives. The letter agreement also states that upon Mr. Carp's disability, he will be permitted to retain all of his stock options.

ROBERT H. BRUST

The Company employed Mr. Brust under an offer letter dated December 20, 1999, that was amended on November 12, 2001. In addition to the information provided elsewhere in this Proxy Statement, the amended offer letter provides Mr. Brust a special severance benefit. If, during the first seven years of Mr. Brust's employment, the Company terminates his employment without cause, he will receive severance pay equal to two times his base salary plus target annual bonus. After completing five years of service with the Company, Mr. Brust will be allowed to keep his stock options upon his termination of employment for other than cause.

MARTIN M. COYNE

Effective November 15, 2001, the Company entered into a retention agreement with Mr. Coyne. In addition to the information provided elsewhere in this Proxy Statement, the letter agreement provides Mr. Coyne a special severance benefit equal to two times his total target annual compensation if he is terminated without cause prior to February 7, 2004. In such event, the letter agreement also requires the Company to recommend to the Executive Compensation and Development Committee that Mr. Coyne be permitted to retain his stock options, restricted stock and awards under the Performance Stock Program. The letter agreement sets Mr. Coyne's target award under the Company's variable pay plan at 85% of his annual base salary.

MICHAEL P. MORLEY

Effective March 13, 2001, the Company entered into a retention agreement with Mr. Morley to encourage him to delay his retirement until at least January 1, 2003. This letter agreement was subsequently amended on December 12, 2002. In addition to the information provided elsewhere in this Proxy Statement, the letter agreement provided Mr. Morley a retention benefit of $370,000 if he remained employed through December 31, 2002. Twenty thousand dollars of this amount was paid in March 2002, the balance was paid in January 2003. The letter agreement also made Mr. Morley eligible for a severance allowance equal to one times his total target annual compensation, less the amount of any base salary paid to him in 2002, if he was terminated without cause prior to December 31, 2002. The letter agreement required the Company to recommend to the Executive Compensation and Development Committee that Mr. Morley be permitted, upon his termination of employment, to retain his stock options, restricted stock, restricted stock units and awards under the Performance Stock Program.

CHANGE IN CONTROL ARRANGEMENTS

The Company maintains a change in control program to provide severance pay and continuation of certain welfare benefits for virtually all U.S. employees. A "change in control" is generally defined under the program as:

      o the incumbent directors cease to constitute a majority of the Board, unless the election of the new directors was approved by at least two-thirds of the incumbent directors then on the Board;

      o the acquisition of 25% or more of the combined voting power of the Company's then outstanding securities;

      o a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's shareholders; or

      o a vote by the shareholders to completely liquidate or dissolve the Company.

The purpose of the program is to assure the continued employment and dedication of all employees without distraction from the possibility of a change in control. The program provides for severance payments and continuation of certain welfare benefits to eligible employees whose employment is terminated, either voluntarily with "good cause" or involuntarily, during the two-year period following a change in control. The amount of the severance pay and length of benefit continuation is based on the employee's position. The named executive officers would be eligible for severance pay equal to three times their total target annual compensation. In addition, the named executive officers would be eligible to participate in the Company's medical, dental, disability and life insurance plans until the first anniversary of the date of their termination of employment. The Company's change in control program also requires, subject to certain limitations, tax gross-up payments to all employees to mitigate any excise tax imposed upon the employee under the Internal Revenue Code.

Another component of the program provides enhanced benefits under the Company's retirement plan. Any participant whose employment is terminated, for a reason other than death, disability, cause or voluntary resignation, within five years of a change in control is given credit for up to five additional years of service. In addition, where the participant is age 50 or over on the date of the change in control, up to five additional years of age is given for the following plan purposes:

      o     to determine eligibility for early and normal retirement;

      o     to determine eligibility for a vested right; and

      o     to calculate the amount of retirement benefit.

The actual number of years of service and years of age that is given to such a participant decreases proportionately depending upon the number of years that elapse between the date of a change in control and the date of the participant's termination of employment. If the plan is terminated within five years after a change in control, the benefit for each participant will be calculated as indicated above.

In the event of a change in control which causes the Company's stock to cease active trading on the New York Stock Exchange, the Company's compensation plans will generally be affected as follows:

      o under the Executive Deferred Compensation Plan, each participant will be paid the amount in his or her account;

      o under EXCEL, each participant will be paid a pro rata target award for the year in which the change in control occurs;

      o under the Performance Stock Program, each participant will be awarded a pro rata target award for each pending performance cycle and all awards will be cashed out based on the change in control price;

      o under the Company's stock option plans, all outstanding options will vest in full and be cashed out based on the difference between the change in control price and the option's exercise price; and

      o under the Company's restricted stock programs, all of the restrictions on the stock will lapse and the stock will be cashed out based on the change in control price.

RETIREMENT PLAN

The Company funds a tax-qualified defined benefit pension plan for virtually all U.S. employees. Effective January 1, 2000, the Company amended the plan to include a cash balance feature. All of the named executive officers, with the exception of Mr. Brust and Mr. Palumbo, participate in the non-cash balance portion of the plan. The cash balance feature covers all new employees hired after March 31, 1999, including Mr. Brust, and all other employees who elected to participate, including Mr. Palumbo.

Retirement income benefits are based upon an employee's average participating compensation (APC). The plan defines APC as one third of the sum of the employee's participating compensation for the highest consecutive 39 periods of earnings over the 10 years ending immediately prior to retirement or termination of employment. Participating compensation, in the case of the named executive officers, is base salary and EXCEL awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.

For an employee with up to 35 years of accrued service, the annual normal retirement income benefit is calculated by multiplying the employee's years of accrued service by the sum of (a) 1.3% of APC, plus (b) 0.3% of APC in excess of the average Social Security wage base. For an employee with more than 35 years of accrued service, the resulting amount is increased by 1% for each year in excess of 35 years.

The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. The normal form of benefit is an annuity, but a lump sum payment is available in limited situations.

PENSION PLAN TABLE

ANNUAL RETIREMENT INCOME BENEFIT
STRAIGHT LIFE ANNUITY BEGINNING AT AGE 65

------------------------------------------------------------------------------------------------------------
                                                    Years of Service
                  ------------------------------------------------------------------------------------------
   Remuneration       3                 20              25               30              35            40
------------------------------------------------------------------------------------------------------------
    $  500,000     $24,000          $160,000         $200,000         $240,000       $ 280,000     $ 294,000
------------------------------------------------------------------------------------------------------------
       750,000      36,000           240,000          300,000          360,000         420,000       441,000
------------------------------------------------------------------------------------------------------------
     1,000,000      48,000           320,000          400,000          480,000         560,000       588,000
------------------------------------------------------------------------------------------------------------
     1,250,000      60,000           400,000          500,000          600,000         700,000       735,000
------------------------------------------------------------------------------------------------------------
     1,500,000      72,000           480,000          600,000          720,000         840,000       877,000
------------------------------------------------------------------------------------------------------------
     1,750,000      84,000           560,000          700,000          840,000         980,000     1,029,000
------------------------------------------------------------------------------------------------------------
     2,000,000      96,000           640,000          800,000          960,000       1,120,000     1,176,000
------------------------------------------------------------------------------------------------------------

NOTE: For purposes of this table, Remuneration means APC. To the extent that an employee's annual retirement income benefit exceeds the amount payable from the Company's funded plan, it is paid from one or more unfunded supplementary plans.

The following table shows the years of service credited as of December 31, 2002, to each of the named executive officers. This table also shows the amount of each named executive officer's APC at the end of 2002. Mr. Brust and Mr. Palumbo, who participated in the cash balance feature in 2002, are not listed.

Retirement Plan

--------------------------------------------------------------------------------
Name                  Years of Service       Average Participating Compensation
--------------------------------------------------------------------------------
D. A. Carp                  32                           $1,711,871
--------------------------------------------------------------------------------
M. M. Coyne                 20(a)                           916,032
--------------------------------------------------------------------------------
M. P. Morley                38(b)                           647,702
--------------------------------------------------------------------------------

(a) If Mr. Coyne remains employed until February 7, 2004, he will be credited with eight extra years of service for purposes of calculating his retirement benefit.

(b) Under Mr. Morley's retention agreement, if he elects upon his retirement to take a lump sum distribution of his retirement benefit, the amount of his benefit will be calculated using a discount rate no less favorable than the discount rate used under the Company's pension plan to calculate the retirement benefits of participants who retired effective January 1, 2003.

Cash Balance Feature

Under the cash balance feature of the Company's pension plan, the Company establishes an account for each participating employee. Every month the employee works, the Company credits the employee's account with an amount equal to four percent of the employee's monthly pay. In addition, the ongoing balance of the employee's account earns interest at the 30-year Treasury bond rate. To the extent federal laws place limitations on the amount of pay that may be taken into account under the plan, four percent of the excess pay is credited to an account established for the employee in an unfunded supplementary plan. If a participating employee leaves the Company and is vested (five or more years of service), the employee's account balance will be distributed to the employee in the form of a lump sum or monthly annuity. Participating employees whose account balance exceeds $5,000, also have the choice of leaving their account balances in the plan to continue to earn interest.

In addition to the benefits described above, Mr. Brust is covered under a special supplemental pension arrangement established under his amended offer letter. This arrangement provides Mr. Brust a single life annuity of $12,500 per month upon his retirement if he remains employed with the Company for at least five years. If Mr. Brust remains employed until January 3, 2007, he will, in lieu of receiving the $12,500 per month annuity, be treated as if eligible for the non-cash balance portion of the plan. For this purpose, Mr. Brust will be credited with 18 years of extra service in addition to his actual service. In either case, Mr. Brust's supplemental benefit will be offset by his cash balance benefit.

Report of the Audit Committee

The Audit Committee is composed solely of independent directors and operates under a written charter adopted by the Committee and the Board, and most recently amended in May, 2002. A copy of the Committee's charter is attached to this Proxy Statement as Exhibit I. The members of the Audit Committee, as of December 31, 2002, were Dr. Hector de J. Ruiz (Chairman), Martha Layne Collins, Timothy M. Donahue and Richard S. Braddock.

Committee Responsibilities

The Committee performs a number of key functions, including:

      o Overseeing and evaluating the Company's financial reporting process, including evaluating the adequacy of its system of disclosure controls and procedures and internal controls, and the acceptability and appropriateness of the financial accounting and disclosure principles it employs;

      o Selecting and retaining the Company's independent accountants, subject to approval of the Board and ratification by the shareholders;

      o Approving the budget for fees to be paid to the independent accountants for audit services and for appropriate non-audit services;

      o Overseeing the relationship between the Company and the independent accountants and acting as the Board's primary avenue of communication with them;

      o Serving as the Board's primary avenue of communication with the Company's internal auditors, with the express purpose of ensuring, through a variety of means, that they are adequately staffed and funded and free from any potentially improper influences;

      o Approving the audit plans of the Company's internal auditors and independent accountants;

      o Overseeing and reviewing the preparation and disclosure of the Company's consolidated financial statements and the preparation and filing of the Company's periodic financial reports, including their certification by the Company's Chief Executive Officer and Chief Financial Officer, as required;

      o Discussing with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 "Communications with Audit Committee;"

      o     Monitoring significant risks and exposures to the Company;

      o Monitoring legal and other liabilities to which the Company is exposed;

      o     Overseeing the Company's ethics and compliance programs; and

      o     Other matters as set forth in the Committee's charter.

The Committee's Response to Corporate Reform Initiatives

The year 2002 brought a wave of new legislation and regulations in the area of corporate governance and financial reporting as the U.S. government took unprecedented measures to set new standards for corporate behavior and to restore investor confidence. The Company has a long history of corporate responsibility and good citizenship, and has taken appropriate measures to respond to the new standards. The Audit Committee took a lead role in overseeing the efforts of the Company's Controller's Group, Internal Audit Department, Legal Department, and independent accountants in ensuring the Company's compliance with these reforms.

In particular, the Audit Committee was instrumental in monitoring the Company's compliance with an SEC order of June 27, 2002, which required the CEOs and CFOs of nearly 1000 large publicly traded companies to attest to the accuracy of their companies' most recent Annual Reports on Form 10-K and other subsequent "covered reports." The Company's Chief Executive Officer and Chief Financial Officer have signed all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act in connection with the Company's reports on Form 10-Q and Form 10-K.

The Company has created a Corporate Disclosure Committee that is responsible for ensuring that all events potentially subject to disclosure are identified, and for reviewing those events and recommending to senior management whether they should be disclosed. This Committee leverages the efforts of the Controller's Group with respect to the Company's certification roll-up process undertaken at the end of each financial reporting period.

The Company has also established a Steering Committee composed of representatives of the Internal Audit Department, the Controller's Group, and the Legal Department, led by an experienced financial manager, to coordinate the Company's compliance with all relevant laws and regulations in this area, including the Sarbanes-Oxley Act, SEC Regulations and the New York Stock Exchange Listing Standards. This group and the operational teams working under it will be very active in the months ahead, ensuring the Company's continued compliance as revised listing standards are issued and as new SEC regulations become effective.

The Company has advised the Audit Committee of its plans to expand its Internal Audit Department significantly, and the Committee approved an increase in scope of work performed by the independent accountants in 2002.

Other Important Committee Activities

The Committee has met and held discussions with management and the independent accountants on a regular basis. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the U.S., and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants.

The Committee discussed with PricewaterhouseCoopers LLP, the independent accountants, matters required to be discussed by Statement on Auditing Standards No. 61 "Communications with Audit Committee." The independent accountants provided to the Committee the written disclosures required by the Independence Standards Board Standard No. 1 "Independence Discussion With Audit Committees." The Committee discussed with the independent accountants their independence.

The Committee discussed with the Company's internal auditors and independent accountants the plans for their respective audits. The Committee met with the internal auditors and independent accountants, with and without management present, and discussed the results of their examinations, their evaluations of the Company's internal controls, and the quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended that the Board approve the audited financial statements for inclusion in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and the Board accepted the Committee's recommendations.

      The following fees were paid to PricewaterhouseCoopers LLP for services rendered in 2002:

      Audit Fees:                                                $7.9 million
      Financial Systems Design and Implementation Fees           $0.7 million
      All Other Fees                                             $7.9 million

All other fees presented above primarily comprise amounts paid in connection with tax services, controls review services, and due diligence in connection with contemplated mergers and acquisitions. The Committee has reviewed the above fees for non-audit services and believes they are compatible with the independent accountants' independence.

The Committee recommended to the Board, subject to shareholder ratification, the election of PricewaterhouseCoopers LLP as the Company's independent accountants. In addition the Committee has approved the scope of non-audit services anticipated to be performed by PricewaterhouseCoopers LLP in 2003 and the estimated budget for those services.

      Hector de J. Ruiz, Chair
      Richard S. Braddock
      Martha Layne Collins
      Timothy M. Donahue

Report of the Corporate Responsibility and Governance Committee

BACKGROUND

In July 2002, the Board merged its Committee on Directors and Public Policy Committee to form a newly created committee entitled the "Corporate Responsibility and Governance Committee." While the Board of Directors has long believed that strong corporate governance is key to the Company's long-term success, this action was taken largely to heighten the awareness and importance of good corporate governance within the Company.

The purpose of this new Committee is to oversee the Company's corporate governance structure, recommend individuals to the Board for nomination as members of the Board and its committees, lead the Board in its periodic review of Board performance and oversee the Company's activities in the areas of environmental and social responsibility, diversity and equal employment opportunity. The Committee is required to consist of at least three directors, all of whom meet the independence requirements of the New York Stock Exchange.

NEW LEGISLATIVE AND REGULATORY REQUIREMENTS

During its first year, the Committee, as did both the Audit Committee and Executive Compensation and Development Committee, spent considerable time reviewing, analyzing and evaluating the provisions of the Sarbanes-Oxley Act and the proposed new listing standards of the New York Stock Exchange regarding corporate governance policies and processes. The results of these reviews found that the Company's current policies, procedures and standards already satisfy many of these requirements. As a result of its reviews, the Committee took a number of steps in anticipation of the adoption of the requirements in final form. These include incorporating conforming requirements into its new charter, reviewing the Company's standards for determining director independence, deliberating revisions to the Company's governance guidelines, approving the formation of a director education program, and recommending the appointment of a presiding director. With the Company's assistance, the Committee, the Board and each of the Board's other committees will continue to monitor the progress of pending legislative and regulatory initiatives and review all applicable charters, policies, procedures and practices to ensure full compliance by the Company.

PRESIDING DIRECTOR

At the Committee's recommendation, the Board of Directors created the new position of presiding director effective February 18, 2003. Absent a Board decision to the contrary, the presiding director of the Board will be the longest tenured independent member of the Board. The primary function of the presiding director is to ensure that the Board operates independent of management. As the longest-tenured member of the Board, Richard Braddock was designated the Company's presiding director, effective February 18, 2003.

GOVERNANCE GUIDELINES

The Board of Directors adopted a set of governance guidelines on July 27, 2001. These governance guidelines reflect the principles by which the Company operates. As previously mentioned, the Committee has already reviewed and proposed changes to these guidelines in anticipation of the finalization of the NYSE proposed standards. In their current form, the guidelines address an array of governance issues and principles including: director independence, committee independence, management succession, mandatory director retirement, annual Board evaluation, periodic director evaluation, director stock ownership, director nominations, and executive sessions of the independent directors. The Company's governance guidelines are available for viewing on the Company's website at www.kodak.com/US/en/corp/principles/governance.shtml.

CORPORATE RESPONSIBILITY PRINCIPLES

Upon recommendation of the Committee, the Company adopted in November 2002 corporate responsibility principles. Underlying these principles is the belief that "doing well by shareholders, also means doing right by customers, employees, neighbors, and suppliers."

Among the principles addressed are the following:

      o Kodak conducts its business activities to high and ethical standards;

      o Kodak respects internationally accepted legal principles, and obeys the laws of countries in which it does business;

      o     Kodak is committed to sound corporate governance;

      o Kodak conducts its business activities in an environmentally responsible manner;

      o Kodak promotes a work environment of equal opportunity for all employees, and treats its employees in non-discriminatory manner; and

      o Kodak is committed to employing a diverse work force, and to building and maintaining an inclusive work environment.

The full text of the Company's corporate responsibility principles is available for viewing in the "About Kodak" section of the Company's web site at www.kodak.com/US/en/corp/principles.

DIVERSITY INITIATIVES

A principal function of the Committee is to oversee the Company's policies and procedures relating to diversity and equal employment opportunity. During 2002, the Committee met with the Company's external Diversity Advisory Panel to discuss its preliminary findings. The Committee found the Panel's guidance and preliminary recommendations positive, productive and instructive and is committed to the belief that a diverse and inclusive environment is critical to the Company's long-term success. The Panel is scheduled to make a final presentation of its findings to the Board later in 2003. For more information regarding the Company's Diversity Advisory Panel and Kodak's diversity initiatives see the section entitled "2002 Global Diversity" on page 121.

CORPORATE GOVERNANCE INITIATIVES

Sound corporate governance is not a new practice at Kodak. The Company and its Board have long felt that good corporate governance is a prerequisite to providing sustained, long-term value to the Company's shareholders. Highlighted below are some activities that demonstrate this belief.

o Board Independence For a number of years, a substantial majority of the Company's Board has been comprised of independent directors. The Company's existing standards for determining director independence are listed in the Company's governance guidelines. Today, the only non-independent member of the Board is the CEO. All of the members of the Audit Committee, Corporate Responsibility and Governance Committee, Executive Compensation and Development Committee and Finance Committee are independent directors. None of the Company's outside directors receives any consulting, legal or any other non-director fees from the Company.

      The Committee has reviewed and proposed changes to the Company's standards for determining director independence in light of the NYSE's proposed new listing standards. Upon approval of these rules, the Committee will recommend to the Board that the Company's governance guidelines be amended as necessary to ensure that the standards for director independence are consistent with the final rules. Based on the rules as proposed, all of the Company's non-employee directors would be independent under the proposed rules.

o Board Membership Criteria and Diversity As demonstrated by the Board's current composition, Board nominees are selected based on such factors as experience, wisdom, Board needs, diversity and independence. Among the eleven current independent members of the Board, six are women or people of color.

o Director Compensation Since 1994, at least half of each director's annual retainer has been paid in the form of the Company's common stock. Since 1999, every non-employee director has also received an annual stock option grant. The Company terminated its retirement plan for non-employee directors in 1999.

o Corporate Governance Principles As reported earlier, the Board has had formal governance guidelines in place since 2001.

o Board Meetings For a number of years, the independent members of the Board have met at least annually in executive session.

o Strategic Planning The Board plays a significant role in the Company's strategic planning process. Each year the Board has an all day planning session during which senior management reviews the Company's strategic business plans. Periodically throughout the year, management advises the Board on its progress against these plans.

o Committee Charters The roles, responsibilities and duties of each of the Board's committees have, for a number of years, been formalized in written charters.

o Code of Conduct Since April 1995, the Company has periodically published and circulated to all employees worldwide its Business Conduct Guide. The purpose of this guide is to foster the highest levels of ethical behavior within the Company consistent with the Company's corporate values. The Company's Business Conduct Guide is posted and available for viewing at www.kodak.com/US/en/corp/principles/governance.shtml.

o Succession Planning The Company's governance principles provide that succession planning for the Company's CEO and President is the entire Board's responsibility.

          Debra L. Lee, Chair
          William W. Bradley
          Martha Layne Collins
          Delano E. Lewis
          Laura D'Andrea Tyson

Report of the Executive Compensation and Development Committee

ROLE OF THE COMMITTEE

The Executive Compensation and Development Committee, as of December 31, 2002, was made up of four independent members of the Board of Directors. The Committee members are neither employees nor former employees of the Company. The principal functions of the Committee include:

      o periodically reviewing and approving the Company's executive compensation strategy and principles to ensure that they are aligned with the Company's business strategy and objectives, shareholder interests, desired behaviors and corporate culture;

      o periodically reviewing the Company's executive compensation plans to ensure that they are consistent with the Company's executive compensation strategy and principles;

      o reviewing and approving the adoption of, and changes to, the Company's executive compensation and its equity-based compensation plans;

      o overseeing the administration of the Company's executive compensation plans;

      o annually reviewing and approving the goals and objectives relevant to the compensation of the CEO, evaluating the CEO's performance in light of these goals and objectives, and setting the CEO's individual elements of total compensation based on this evaluation;

      o     overseeing the compensation of the Company's executive officers;

      o reviewing the process and plans for the assessment and selection of candidates for the positions of CEO and President; and

      o periodically reviewing the Company's executive staffing plan for meeting present and future leadership needs.

To help it perform its functions, the Committee makes use of Company resources and periodically uses the services of outside compensation consultants. In the past, the Company alone has retained the services of such consultants. In order to play a more significant role in the selection and engagement of these consultants, the Committee recently revised its policy concerning the use of outside compensation consultants. As a result of this change, the Committee will retain the services of outside consultants to assist in the fulfilling of its responsibilities.

EXECUTIVE COMPENSATION PHILOSOPHY

The goal of the Company's executive compensation program is to attract, retain and motivate world-class executive talent to achieve the Company's short- and long-term business goals. Towards this end, the Company's executive compensation strategy leverages all elements of market competitive total compensation to drive profitable growth and superior long-term shareholder value consistent with the Company's values. Plan design and performance-based differentiation are designed to drive extraordinary rewards for outstanding performance.

Consistent with this strategy, the following principles provide a framework for the Company's executive compensation program:

      o total target compensation for executives should be market competitive. Market competitive is defined as the 50th percentile with differences where warranted;

      o the mix of total compensation elements will reflect competitive market requirements and strategic business needs;

      o a significant portion of each executive's compensation should be at risk, the degree of which will positively correlate to the level of the executive's responsibility;

      o compensation is linked to both qualitative and behavioral expectations, and key operational and strategic metrics;

      o interests of executives are linked with the Company's owners through stock ownership; and

      o executive compensation will be differentiated on the following bases:

            o     base salaries - on relative responsibility,

            o     short-term variable elements - on performance, and

            o     long-term variable elements - on performance and potential.

EXECUTIVE COMPENSATION PRACTICES

Each year, the Company participates in surveys conducted by external consultants. The companies included in these surveys are those the Company competes with for executive talent. Most, but not all, of these companies are included in the Dow Jones Industrial Index shown in the Performance Graph on page 115. Starting in 2002, the Company also began measuring the competitiveness of its executive compensation program against a comparison group of approximately 15 other leading companies, referred to in this Report as the "Peer Group." The following criteria was used to select the Peer Group: market capitalization, revenue, consumer/commercial/hi-tech mix, mix of high growth and steady growth companies, similar industry and data availability. The data received from the Peer Group is size adjusted so proper comparisons may be drawn. Based on the survey data and Peer Group results and consistent with the Company's executive compensation principles, the target compensation of the Company's senior executives is set at market competitive levels.

In the summer of 2002, the Committee conducted an in depth analysis of the compensation it pays to its executive officers. With the assistance of the Company and an independent compensation consultant, the market competitiveness of each of the three components of executive compensation paid to its executive officers, i.e., base salary, target short-term variable pay and long-term incentives, was evaluated. The results of this study reveal that the base salary and target short-term variable pay paid to the Company's executive officers is market competitive. With regard to the long-term incentive compensation paid to the Company's executive officers, the study found that this component was also market competitive due in significant part to the adoption of the Executive Incentive Program described later in this Report and awards of restricted stock to selected executive officers.

COMPONENTS OF EXECUTIVE COMPENSATION PROGRAM

The three components of the Company's executive compensation program are:

o     base salary,

o     short-term variable pay, and

o     long-term incentives.

Base Salary

Base salary is the only fixed portion of an executive's compensation. Each executive's base salary is reviewed annually based on the executive's relative responsibility.

Short-Term Variable Pay

Effective January 1, 2002, Kodak implemented EXCEL (Executive Compensation for Excellence and Leadership), a new executive assessment and short-term variable pay plan for its executives. Three key principles underlie EXCEL: alignment, simplicity and discretion. Alignment to Company objectives is achieved through the two performance metrics used to fund the plan: revenue growth and economic profit. The inclusion of revenue growth as a performance metric emphasizes the Company's need for sustained profitable growth. The use of economic profit stresses the continuing need for earnings growth and balance sheet management. Simplicity is accomplished through ease of plan administration. Under EXCEL, each participant has 3-4 key performance goals. Discretion, the third key principle, may be used to adjust the size of the plan's funding pool, modify the funding pool's allocation to the Company's units, and determine the performance and rewards of the plan's participants.

Participants in EXCEL are assigned target awards for the year based on a percentage of their base salaries as of the end of that year. This percentage is determined by the participant's wage grade. For 2002, target awards ranged from 25% of base salary, to 155% of base salary for the CEO.

Each year the Compensation Committee establishes a performance matrix for the year based on the plan's two performance metrics of revenue growth and economic profit. This matrix determines the percentage of the plan's target corporate funding pool that will be earned for the year based on the Company's actual performance against these two metrics. The target corporate funding pool is the aggregate of all participants' target awards for the year. Under the performance matrix, the corporate funding pool will fund at 100% if target performance for each performance metric is met.

The Compensation Committee may use its discretion to adjust (upward or downward) the amount of the corporate funding pool for any year. Examples of situations where the Compensation Committee may choose to exercise this discretion include unanticipated economic or market changes, extreme currency exchange effects, management of significant workforce issues, significant changes in investable cash flow, inventory turns, receivables, or capital expenditures, or dramatic shifts in customer satisfaction.

The CEO allocates the corporate funding pool among the Company's units. Each business unit has its own targets for revenue growth and economic profit for the year. Actual performance against these targets accounts for 75% of the business unit's allocation. The remaining 25% is determined based on overall Company performance for the year measured against the Company's revenue growth and economic profit targets.

Within each staff, regional, functional, and business unit, local senior management allocates the unit's funds to its participants based on each participant's individual performance.

In 2002, Kodak substantially beat its performance target for economic profit. In terms of revenue, Kodak exceeded its threshold performance goal and came close to achieving its performance target in 2002. As a result of these strong results, EXCEL's corporate funding pool funded at a level sufficient to pay out at a 143% of target level under the performance matrix established for the year.

In fixing the corporate funding pool for the year, the Committee noted that this performance was accomplished despite continuing difficult industry and global economic conditions. The Committee also took into account management's performance in maintaining worldwide film market share, exceeding its 2002 operating cash flow plan by $658 million, satisfying its target inventory and receivables goals for 2002, and effectively managing other discretionary parts of the business. Against these positive results, the Committee also considered management's inability to satisfy its target customer satisfaction goals for the year.

After looking at these extraordinary results, the Committee increased the size of the award pool by 12% so that larger allocations could be made to the Company's units where appropriate. None of the named executive officers, with the exception of Mr. Palumbo, benefited from this adjustment. The Summary Compensation Table on page 96 lists for 2002 the awards to the named executive officers.

Long-Term Incentives

Long-term compensation is delivered through stock options, the Performance Stock Program and restricted stock.

The Company maintains a management stock option program. Stock options encourage the Company's executives to act as owners, which helps to further align their interests with the interests of the Company's shareholders. The Committee generally grants stock options once per year under this program. The options are priced at 100% of the fair market value of the Company's stock on the day of grant. The Company bases target grant ranges on the median survey values of the companies it surveys. Grants to individual executives are then adjusted based in large part on the executive's performance potential. Management recommends the size of the stock option awards to the executive officers which are then reviewed and approved by the Committee.

The Performance Stock Program places a portion of the Company's top executives' long-term compensation at risk. The program measures performance over a three-year period based on the Company's total shareholder return relative to those companies within the Standard & Poor's 500 Composite Price Index. A description of the program, as well as the threshold, target and maximum awards for the named executive officers appears on page 101. Based on the Company's performance over the three-year performance cycle ending in 2002, no awards were paid for this cycle.

To incent the accomplishment of several, specific Company-wide objectives, the Committee approved a one-time, performance-based, long-term award program, i.e., the Executive Incentive Program, under the 2002-2004 cycle of the Performance Stock Program. A description of the Executive Incentive Program appears on page
100. The program contains an interim award opportunity to encourage its participants to achieve the program's goals before year-end 2003. Under this feature, each participant was eligible to receive an interim award equal to 30% of their target award if two pre-established performance goals were achieved by year-end 2002. Since both of these goals were achieved, each program participant received an interim award in the form of restricted shares or units of the Company's common stock, the restrictions on which lapse on December 31, 2003. The interim awards paid to the named executive officers are listed under the column entitled "Restricted Stock Awards" in the Summary Compensation Table on page 96.

>From time to time, the Company grants restricted stock awards to selected executives. These awards are generally made to either (1) induce the recipients to remain with or to become employed by the Company; or (2) recognize exceptional performance.

SHARE OWNERSHIP PROGRAM

The interests of the Company's executives should be inseparable from those of its shareholders. The Company aims to link these interests by encouraging stock ownership on the part of its executives.

One program designed to meet this objective is the Company's share ownership program. Under this program, each senior executive is required to own stock of the Company worth a multiple of their base salary. These multiples range from one times base salary to four times base salary for the CEO.

Today, the program applies to approximately 20 senior executives, all of whom have either satisfied or are on track to satisfy the requirements.

STOCK OPTION EXCHANGE PROGRAM

On November 12, 2001, the Board of Directors approved the Stock Option Exchange Program. The Company's shareholders subsequently approved the plan amendments necessary to implement this program at their Special Meeting on January 25, 2002. Under this program, all of the Company's employees, excluding its six then most senior executive officers, were given a one-time opportunity to exchange all of their current options for a proportionately fewer options at a new exercise price.

The exchange ratio for the program, i.e., how many current options an employee had to surrender in order to receive one new option, was based on the Black-Scholes option valuation model. Using this model, the value of each option was determined both before and after the exchange. For purposes of determining current value, the Company used 90% of an option's current Black-Scholes value. These values were then compared to determine an appropriate exchange ratio based on the current option's existing exercise price. While some options were exchanged on a one-for-one basis, in the vast majority of cases, an employee exchanged two or three existing options for a single new one.

The exercise price of the new options was $31.30, the mean between the high and low trading price at which the Company's common stock traded on August 26, 2002, the date the new options were granted. All of the new options had the same vesting terms as the surrendered options they replaced. Each new option also had a term equal to the remaining term of the option it replaced. The other terms and conditions of the new options were generally identical to the surrendered options they replaced.

The only named executive officer eligible to participate in the program was Mr. Palumbo. He was not one of the Company's six most senior executive officers at the time the program was offered. The table on page 99, entitled "Ten-Year Option/SAR Repricing," describes the number of options Mr. Palumbo, as well as all of the other executive officers who elected to participate in the program, received as a result of the exchange.

CHIEF EXECUTIVE OFFICER COMPENSATION

The Committee determined Mr. Carp's compensation for 2002 in line with the executive compensation philosophy and practices described above in this Report. Mr. Carp's compensation for 2002 is described below:

Base Salary

The Committee increased Mr. Carp's base salary to $1,100,000 effective May 5, 2003. Consistent with the Company's executive compensation policy, the Committee established Mr. Carp's new base salary based on his relative responsibility. Mr. Carp's new base salary is market competitive when viewed in comparison to the survey data and Peer Group data mentioned earlier in this Report. To preserve the Company's deductibility of all of Mr. Carp's base salary for U.S. income tax purposes, payment of $100,000 of his base salary will not be made until after his retirement from the Company.

Short-Term Variable Pay

Mr. Carp's short term variable pay, like that of all the Company's other executives, is payable based upon the successful attainment of specific financial goals established by the Committee at the start of each year under its short-term variable pay plan, EXCEL. For 2002, these financial goals were based on revenue growth and economic profit. As reported earlier, the Company significantly exceeded its economic profit goal for the year and nearly achieved its revenue goal. Based on these strong results, the plan's performance matrix provided for funding at a level sufficient to pay out at 143% of target. The Committee also considered Mr. Carp's performance against his key EXCEL performance goals. The Committee noted Mr. Carp's strong performance against his diversity and leadership excellence goals, generally good results with regard to his strategy and development execution goals, and inability to fully achieve his customer satisfaction goals. Based on these results, the Committee fixed Mr. Carp's 2002 award at level equal to what was generated by the performance matrix under EXCEL. The amount of the award is listed in the Summary Compensation Table on page 96.

Stock Options

Effective November 22, 2002, the Committee granted a stock option award to Mr. Carp of 175,000 shares. These options were granted under the same terms and conditions as awards made to all executives generally under the Company's management stock option program. Mr. Carp's award was approved by the Committee based on its review of benchmark data and assessment of the contributions Mr. Carp has made, and continues to make, to the Company.

Performance Stock Program

Based on the Company's financial performance over the three-year period ending in 2002, Mr. Carp did not receive an award for the 2000-2002 performance cycle. As reported previously, Mr. Carp did receive an interim award under the Executive Incentive Plan, a special program established under the 2002-2004 performance cycle. The interim award earned by Mr. Carp is listed under the column entitled "Restricted Stock Awards" in the Summary Compensation Table on page 96.

Restricted Stock Unit Award

In November 2002, the Company approved a retention-based award to Mr. Carp consisting of restricted stock units corresponding to 100,000 shares of common stock. Effective December 2, 2002, 75,000 of these units were awarded; the remaining 25,000 units were awarded effective January 1, 2003. All of the units vest on the third anniversary of the date of grant, but payment for the units may not be received before the fourth anniversary of the date of grant. The award is listed in the Summary Compensation Table on page 96 under the column entitled "Restricted Stock Awards."

COMPANY POLICY ON QUALIFYING COMPENSATION

Under Section 162(m) of the Internal Revenue Code, the Company may not deduct certain forms of compensation in excess of $1,000,000 paid to any of the named executive officers that are employed by the Company at year-end. The Committee believes that it is generally in the Company's best interests to have compensation be deductible under Section 162(m). The Committee also feels, however, that there may be circumstances in which the Company's interests are best served by maintaining flexibility regardless of whether compensation is fully deductible under Section 162(m).

      Richard S. Braddock, Chair
      Timothy M. Donahue
      Durk I. Jager
      Hector de J. Ruiz

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. We are required to disclose any failure of these executive officers, directors and 10% stockholders to file these reports by the required deadlines. Based solely on our review of the copies of these forms received by us or written representations furnished to us, we believe that, for the reporting period covering our 2002 fiscal year, our executive officers and directors complied with all their reporting requirements under Section 16(a) for this fiscal year, except that, due to an administrative error, each of the Company's directors and executive officers made one late filing on Form 4 covering the grant of stock options to them on November 22, 2002.

Performance Graph -- Shareholder Return

The following graph compares the performance of the Company's common stock with the performance of the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones Industrial Index, by measuring the changes in common stock prices from December 31, 1997, plus assumed reinvested dividends.

    [THE FOLLOWING WAS REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL]

                            EK                  S&P 500                  DJIA
12/31/97                  $100.0                $100.0                  $100.0
12/31/98                  $121.8                $128.3                  $118.0
12/31/99                  $115.0                $155.1                  $149.9
12/31/00                   $71.4                $141.1                  $142.8
12/31/01                   $56.6                $124.4                  $135.0
12/31/2002                 $70.9                 $97.1                  $115.0


The graph assumes that $100 was invested on December 31, 1997, in each of the Company's common stock, the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones Industrial Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective market capitalizations, measured at the beginning of each relevant time period.

By Order of the Board of Directors


/s/ James M. Quinn

James M. Quinn
Secretary and Assistant General Counsel
Eastman Kodak Company
March 28, 2003

Exhibit I -- Audit Committee Charter

I. PURPOSE

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the Company's:

      1. quarterly and annual consolidated financial statements and financial information filed with the SEC,

      2.    system of internal controls,

      3.    financial accounting principles and policies,

      4.    internal and external audit processes, and

      5.    regulatory compliance programs.

II. COMPOSITION

The Audit Committee shall consist of at least three members of the Board who meet the requirements of independence under the NYSE rules.

Prospective members shall be recommended by the Committee on Directors with input from the Chairman and CEO of the Company and appointed by the Board. One member shall be designated by the Board as the Chairman of the Committee.

All members shall be financially literate or become so in a reasonable amount of time, as determined by the Board in its business judgement.

At least one member of the Committee shall have accounting or related financial management expertise.

All members shall receive appropriate training and information necessary to fulfill the Committee's responsibilities.

III. MEETINGS

The Audit Committee shall meet at least four times per year or more frequently as circumstances require. The Audit Committee shall review its charter at least annually.

The Committee may have in attendance at meetings such members of management or others as it may deem necessary to provide the information to carry out its duties.

IV. DUTIES AND RESPONSIBILITIES:

The Audit Committee shall have the following duties and responsibilities with respect to:

1.    Independent Accountant

      (a) Serve as the Board's primary avenue of communication with the independent accountant.

      (b) Make recommendations to the Board regarding the selection, evaluation, retention, or discharge of the independent accountant.

      (c) Ensure understanding by the independent accountant and management that the Board, as the shareholders' representative, is the independent accountant's client and therefore the independent accountant is ultimately accountable to the Board and the Audit Committee.

      (d) Provide the opportunity for the independent accountant to meet with the full Board as deemed necessary and appropriate by the Committee.

      (e)   Confirm and assure the independence of the independent accountant by:

            (i) accepting receipt of their annual submission of a formal written statement delineating all relationships between the independent accountant and the Company,

            (ii) monitoring fees paid to the independent accountant for consulting and other non-audit services, and

            (iii) engaging in a dialogue with the independent accountant with regard to any disclosed relationships or services that may impact the objectivity or independence of the independent accountant.

      (f) Review the annual audit plan and the audit results report of the independent accountant.

2.    Internal Auditors

      (a) Serve as the Board's primary avenue of communication with the Director of Corporate Auditing.

      (b) Review and concur in the appointment, replacement, reassignment, or dismissal of the Director of Corporate Auditing.

      (c)   Confirm and assure the independence of the internal auditors.

      (d) Review the annual internal audit plan of the internal auditors and its scope, and the degree of coordination of this plan with the independent accountant.

      (e) Review periodically the internal audit activities, staffing, and budget.

3.    Financial Statements

      (a) Inquire of management and the independent accountant as to the acceptability and appropriateness of financial accounting principles and disclosures used or proposed by the Company.

      (b) Review and discuss with management and the independent accountant prior to releasing the year-end earnings and at the completion of the annual audit examination:

            (i) the Company's consolidated financial statements, footnote disclosures and other financial information in Form 10-K,

            (ii) the independent accountant's audit of the statements and its report thereon,

            (iii) any significant changes required in the scope of the independent accountant's audit plan,

            (iv) any serious difficulties or disputes with management encountered during the course of the audit, and

            (v) other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

      (c) Review legal matters that may have a material impact on the financial statements with the General Counsel, Director of Corporate Auditing, the Controller and the independent accountant.

      (d) Review and discuss with management and the independent accountant, the Company's quarterly financial information prior to releasing the quarterly earnings, and any material changes thereto, prior to filing the 10-Q. Assure that the independent accountant has reviewed the financial information included in the Company's Quarterly Reports on Form 10-Q prior to filing such reports with the SEC. Such review is to be performed in accordance with AICPA Statement on Auditing Standards No. 71 "Interim Financial Information."

      (e) Recommend to the Board whether the audited financial statements be included in the Company's Annual Report on Form 10-K, in advance of filing such form with the SEC.

      (f) Discuss with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61, including, but not limited to:

            (i) the quality and appropriateness of the accounting principles and underlying estimates used in the preparation of the Company's financial statements, and

            (ii) the clarity of financial disclosures in the Company's financial statements.

4.    Risks and Uncertainties, Including Contingent Liabilities

      (a) Inquire of management, the Director of Corporate Auditing, and the independent accountant about significant risks or exposures and review the steps management has taken to minimize such risks or exposures to the Company.

      (b) Consider and review management's analysis and evaluation of significant financial accounting and reporting issues (including the critical accounting policies) and the extent to which such issues and policies affect the Company's consolidated financial statements.

5.    Internal Control Environment

      (a) Consider and review with management, the independent accountant, and the Director of Corporate Auditing:

            (i)   the adequacy of the Company's internal controls, and

            (ii) significant findings and recommendations of the independent accountant and internal auditors together with management's proposed responsive actions.

      (b) Review the Company's regulatory compliance programs for legal and ethical business conduct and meet periodically with the Company's Compliance Officer.

6.    Access and Communication

      (a) Meet separately and privately with the independent accountant and with the Director of Corporate Auditing and with the Company's chief financial and accounting officers to ascertain if any restrictions have been placed on the scope of their activities, and to discuss any other matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

      (b)   Meet in executive session as necessary and appropriate.

      (c) Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

7.    Reporting

      (a) Review its charter annually and recommend changes, as necessary, to the Board.

      (b) Report its activities to the Board on a regular basis and make recommendations to the Board with respect to matters within the purview of the Audit Committee, as necessary or appropriate.

      (c) Cause to be included with the Company's Proxy Statement once every three years a copy of the Committee's Charter or whenever it is amended.

      (d) Cause to be included in the Company's Proxy Statement an Audit Committee Report in accordance with Item 306 of Regulation S-K.

      (e) Cause the Company to annually submit to the NYSE a written affirmation in the form specified by the NYSE.

8.    Other

      (a)   Periodically perform a self assessment of the Committee.

Eastman Kodak Company
2003 Annual Meeting

                                                                   [MAP OMITTED]

KODAK THEATRE
6801 Hollywood Blvd.
Hollywood, California 90028

DIRECTIONS
From Orange County

Take the 405 North to the 55 North, towards Riverside. Take the 5 North, towards Los Angeles, to the 101 North towards Los Angeles/Civic Center.

From Los Angeles Airport (LAX)

Take the 105 East to the 110 North, towards Los Angeles. From the 110, take the 101 North, towards Hollywood. Exit on Highland Ave/Hollywood Bowl; keep right at the fork in the ramp. Merge onto Odin Street, then turn left onto Highland Avenue.

From Beverly Hills

Take Santa Monica Boulevard (also called the 2 freeway North) to La Cienega and turn left. Make a right on Sunset Boulevard, then a left on Fairfax Avenue. When you get to Hollywood Boulevard, turn right, and then follow it down to Highland Avenue. Hollywood & Highland will be on your left.

PARKING

$2 for up to 4 hours with validation from shops, restaurants, cinemas and nightclubs. $1 for every 20 minutes thereafter. Daily maximum $10.00. Self parking is available on 4 levels below the property. Entrances are on Highland Avenue and Orange Drive.

               NOTICE OF THE 2003 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 7, 2003, at 10:00 AM, at the Kodak Theatre, 6801 Hollywood Blvd., Hollywood, CA.

There are five proposals to be voted on at the Meeting:

1. Election of four Class I directors for a term of three years: Martha Layne Collins, Timothy M. Donahue, Delano E. Lewis, and Paul H. O'Neill; and one Class II director for the term of one year: William H. Hernandez.
2. Ratification of election of PricewaterhouseCoopers LLP as independent accountants.
3.    Shareholder proposal requesting indexed options.
4.    Shareholder proposal requesting expensing of options.
5.    Shareholder proposal requesting adoption of a chemicals policy.

The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST items 3 through 5.

If you were a shareholder of record at the close of business on March 10, 2003, you are entitled to vote at the Annual Meeting.

If you have any questions about the Meeting, please contact the Coordinator, Shareholder Services, Eastman Kodak Company, 343 State St., Rochester, NY 14650-0211, (585)724-5492.

The Kodak Theatre is accessible to the handicapped. If you require special assistance, call the Coordinator, Shareholder Services.

                       By Order of the Board of Directors


                               /s/ James M. Quinn

            James M. Quinn, Secretary and Assistant General Counsel
                     Eastman Kodak Company, March 28, 2003

--------------------------------------------------------------------------------
                   (Please detach Proxy Card at perforation.)

      [LOGO]                 EASTMAN KODAK COMPANY

          This Proxy is solicited on behalf of the Board of Directors

________________________________________________________________________________

The undersigned hereby appoints Daniel A. Carp and James M. Quinn, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Meeting and on matters incident to the conduct of the Meeting, all of the shares of common stock of Eastman Kodak Company which the undersigned has power to vote at the Annual Meeting of Shareholders to be held on May 7, 2003, or any adjournment thereof.

    NOMINEES FOR DIRECTOR: Class I:  Martha Layne Collins, Timothy M. Donahue,
                                     Delano E. Lewis, and Paul H. O'Neill
                           Class II: William H. Hernandez

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF ELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS AND AGAINST THE SHAREHOLDER PROPOSALS.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:

      FOR the election of all nominees for director;
      FOR the ratification of election of independent accountants; and AGAINST the shareholder proposal requesting indexed options; AGAINST the shareholder proposal requesting expensing of options; AGAINST the shareholder proposal requesting adoption of a chemicals policy.


                                                                   -------------
New MICR Bar                                                            SEE
                                                                   REVERSE SIDE
                                                                   -------------

(CONTINUED, and To Be Signed and Dated on the REVERSE SIDE)

--------------------------------------------------------------------------------

                   (Please detach Proxy Card at perforation.)
--------------------------------------------------------------------------------

    Please mark
|X| votes as in
    this example.

     The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST
                               Items 3 through 5.
--------------------------------------------------------------------------------
                                             WITHHOLD
                                   FOR       AUTHORITY
1. Election of Directors -         |_|          |_|
(01) Martha Layne Collins
(02) Timothy M. Donahue
(03) Delano E. Lewis
(04) Paul H. O'Neill
(05) William H. Hernandez

                                ________________________________________________
                                To withhold authority to vote for any particular nominee(s), write the name(s) above.


                                   FOR        AGAINST      ABSTAIN
2. Ratification of Election        |_|          |_|          |_|
   of Independent
   Accountants

3. Shareholder proposal            |_|          |_|          |_|
   requesting indexed options

4. Shareholder proposal            |_|          |_|          |_|
   requesting expensing of
   options

5. Shareholder proposal            |_|          |_|          |_|
   requesting adoption of a
   chemicals policy

--------------------------------------------------------------------------------

I plan to attend the Annual Meeting. [_]

I plan to bring a guest. [_]

When completed, promptly forward this card to: Proxy Services
                                               EquiServe
                                               P.O. Box 8561
                                               Edison, NJ
                                               08818-8561

Signature(s)____________________________________________________ Date___________
            NOTE: Please sign exactly as the name(s) appears on this card. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.